                                [CONECTIV LOGO]

                        OFFER TO PURCHASE FOR CASH UP TO
                     14,000,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT GREATER THAN $25.50
                         NOR LESS THAN $23.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW
    YORK CITY TIME, ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED.

    Conectiv, a Delaware corporation (the "Company"), invites holders of shares of its Common Stock, par value $0.01 per share (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 23, 1998 (the "Rights Agreement"), between the Company and Conectiv Resource Partners, Inc., as the Rights Agent), to tender such Shares to the Company at a price not greater than $25.50 nor less than $23.50 per Share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $25.50 nor less than $23.50 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 14,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) at a price not greater than $25.50 nor less than $23.50 per Share. All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions contained herein. The Company reserves the right, in its sole discretion, to purchase more than 14,000,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

    Although the Company is not offering to purchase shares of Class A Common Stock ("Class A Common Stock"), as a result of the Offer, holders of Class A Common Stock may elect, in accordance with the terms of the Restated Certificate of Incorporation of the Company (the "Restated Certificate") and the Rights Agreement, to convert each share of Class A Common Stock (and associated preferred stock purchase rights (the "Class A Rights") issued pursuant to the Rights Agreement) into 1.59997 Shares (and 1.59997 associated Rights) and to tender such Shares (and associated Rights) pursuant to the Offer; provided, however, that any such election and conversion will be effective only with respect to such Shares (and associated Rights) as are actually accepted for purchase by the Company pursuant to the Offer. See Section 3.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                            ------------------------

                      The Dealer Manager for the Offer is:
                               [Blackstone Logo]

              The Date of this Offer to Purchase is May 11, 1999.

                                   IMPORTANT

     THE COMPANY IS NOT OFFERING TO PURCHASE ANY SHARES OF CLASS A COMMON STOCK. NONETHELESS, THE COMPANY IS SENDING THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL TO RECORD HOLDERS OF SHARES OF CLASS A COMMON STOCK AND HAS INCLUDED HEREIN CERTAIN REFERENCES TO SUCH HOLDERS AND TO SHARES OF CLASS A COMMON STOCK FOR INFORMATIONAL PURPOSES ONLY.

     IN ADDITION, THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN CERTAIN REFERENCES TO THE PROCEDURES WITH RESPECT TO THE TENDER OF SHARES ISSUABLE UPON CONVERSION OF SHARES OF CLASS A COMMON STOCK, INCLUDING PROCEDURES WITH RESPECT TO THE ESTABLISHMENT OF AN ACCOUNT FOR THE BOOK-ENTRY TRANSFER OF SHARES OF CLASS A COMMON STOCK WHICH, UPON AN ELECTION TO CONVERT, WOULD EVIDENCE SHARES ISSUABLE UPON CONVERSION. SUCH PROCEDURES HAVE BEEN ESTABLISHED BY THE COMPANY AND ARE SET FORTH HEREIN SOLELY FOR PURPOSES OF REDUCING THE ADMINISTRATIVE BURDEN ON HOLDERS OF SHARES OF CLASS A COMMON STOCK AND THE COMPANY.

     INCLUSION OF SUCH REFERENCES TO CLASS A COMMON STOCK IS NOT INTENDED AND SHOULD NOT BE CONSTRUED AS AN OFFER BY THE COMPANY TO PURCHASE ANY SHARES OF CLASS A COMMON STOCK.

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to The Bank of New York (the "Depositary"), and either mail or deliver the stock certificates for such Shares or, in the case of Shares issuable upon conversion of shares of Class A Common Stock, the certificates for such shares of Class A Common Stock to the Depositary (with all such other documents) or tender such Shares pursuant to the procedures for book-entry transfer or procedures applicable to Direct Registration Shares ("DRS"), in each case, set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Only stockholders of record may tender Shares. A stockholder having Shares or shares of Class A Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender. Stockholders who desire to tender Shares and whose certificates for such Shares or shares of Class A Common Stock are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3. IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES, STOCKHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.
                            ------------------------

     QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT AT (800) 207-3156 OR AT ITS ADDRESS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                                    SUMMARY

     This general summary is provided solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text of and more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto. Each of the capitalized terms used in this Summary and not defined herein has the meaning ascribed to such term in this Offer to Purchase.

The Company....................Conectiv, a Delaware corporation with principal executive offices located at 800 King Street, P.O. Box 231, Wilmington, Delaware 19899.

The Shares.....................Outstanding shares of the Company's Common Stock, par value $0.01 per share (including the associated Rights).

Number of Shares to be
Purchased......................14,000,000 Shares (or such lesser number of
                                 Shares as are validly tendered and not
                                 withdrawn). The Company reserves the right, in its sole discretion, to purchase pursuant to the Offer additional Shares up to 2% of the outstanding Shares without prior notice and without extending the Expiration Date. See
                                 Section 7.

Purchase Price.................The Company will determine a single per Share price, not greater than $25.50 nor less than $23.50 per Share, net to the seller in cash, that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer. All Shares purchased by the Company in the Offer will be purchased at the Purchase Price even if tendered below the Purchase Price. Each stockholder desiring to tender Shares must (1) specify in the Letter of Transmittal the minimum price (not greater than $25.50 nor less than $23.50 per Share) at which such stockholder is willing to have Shares purchased by the Company, which could result in no Shares being purchased at that price, or (2) elect to have such stockholder's Shares purchased at a price determined by the Company in accordance with the terms of the Offer, which could result in such Shares being purchased at the minimum price of $23.50 per Share.

How to Tender Shares...........Shares can be tendered by following the instructions in the enclosed "Letter of
                                 Transmittal" and returning it in accordance with those instructions. See Section 3 for further details or, for additional information, call the Information Agent at (800) 207-3156 or consult your broker for assistance.

Dividend Policy for Shares.....The Company's Board of Directors intends to reduce the per share dividend on the Shares to an amount equal to 40% to 60% of the Company's earnings per share, which is expected to result in a quarterly dividend of $0.22 per Share, as compared to the previous quarterly dividend level of $0.385 per Share, subject to declaration by the Company's Board of Directors and evaluation from time to time based on the results of operations, financial condition, capital requirements and other relevant considerations; and also subject to the limitations under applicable law and the provisions of the Company's Restated Certificate of Incorporation. There has been no change in the dividend policy for Class A Common Stock. See Section 2.

Stock Transfer Tax.............None, if payment is made to the registered holder. See Section 5.

Expiration and Proration
Dates..........................Tuesday, June 8, 1999, at 12:00 Midnight, New
                                 York City time, unless extended by the Company.

Payment Date...................As soon as practicable after the Expiration Date.

Position of the Company and its
  Directors....................Neither the Company nor its Board of Directors
                                 makes any recommendation to any stockholder as to whether to tender or refrain from tendering Shares. The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

Withdrawal Rights..............Tendered Shares may be withdrawn at any time until 12:00 Midnight, New York City time, on
                                 Tuesday, June 8, 1999, unless the Offer is extended by the Company and, unless accepted for payment by the Company, after 12:00 Midnight, New York City time, on Wednesday, July 7, 1999. See Section 4. Any withdrawal of Shares issuable upon conversion of shares of Class A Common Stock will also be deemed to constitute the revocation of the related election to convert.

Proration......................If more than 14,000,000 Shares or such increased amount of Shares that the Company elects to purchase have been validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase validly tendered Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares). See Section 1.

ConectivDirect(TM).............Participants in ConectivDirect(TM) may instruct the administrator of such plan to tender all or part of the Shares credited to such participant's account in ConectivDirect(TM) by following the instructions in the enclosed Letter of Transmittal and returning it in accordance with those instructions.

Savings and Investment Plan....Actuarial Sciences Associates, Inc. (the
                                 "Independent Fiduciary") has been engaged as a special independent fiduciary and investment manager with respect to the Shares held in the Conectiv Savings and Investment Plan (the "Savings Plan"), with the authority to determine whether the Savings Plan's Shares will be tendered and, if so, at what price or prices they will be tendered. Those participants in the Atlantic City Electric Company Savings and Investment Plan B ("Plan B") who have chosen to invest their Plan B accounts in Shares may elect to instruct the custodian of Plan B to tender all or part of the Shares held in their Plan B accounts by following the instructions in the letter to participants provided directly to them by the custodian. In the event that the Independent Fiduciary or any Plan B participant elects to tender Shares, neither the Savings Plan nor Plan B may sell any Shares to the Company at a price that is less than the fair market value of the Shares as of the Expiration Date, so that the price specified in the Letter of Transmittal relating to such Savings Plan Shares will be adjusted accordingly by the trustee of the Savings Plan or the custodian of Plan B.

Further Developments Regarding
the Offer......................Contact the Information Agent or consult your broker, dealer, commercial bank or trust company.

Certain United States Federal
Income Tax Consequences........An exchange of Shares for cash pursuant to the
                                 Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. In general, an exchanging stockholder will, depending on such holder's particular circumstances, be treated as having sold such holder's Shares or as having received a dividend distribution from the Company. See
                                 Section 14.

Fees and Expenses..............The Company will pay the fees of the Dealer
                                 Manager, the Information Agent and the
                                 Depositary in connection with the Offer. In addition, the Company has agreed to reimburse the Dealer Manager, the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, in connection with the Offer.

Class A Common Stock...........Although the Company is not offering to purchase shares of Class A Common Stock, as a result of the Offer, holders of Class A Common Stock may elect, in accordance with the terms of the Restated Certificate of the Company and the Rights Agreement, to convert each share of Class A Common Stock (and associated Class A Rights) issued pursuant to the Rights Agreement) into 1.59997 Shares (and 1.59997 associated Rights) and to tender such Shares (and associated Rights) pursuant to the Offer; provided, however, that any such election and conversion will be effective only with respect to such Shares (and associated Rights) as are actually accepted for purchase by the Company pursuant to the Offer. See Section 3.

Dividend Policy for Class A
Common Stock...................The Company's Board of Directors intends that the quarterly dividend on shares of Class A Common Stock will remain $0.80 per share ($3.20 annualized rate) until March 31, 2001, subject to declaration by the Company's Board of Directors and the obligation of the Company's Board of Directors to consider the financial condition and regulatory environment of the Company and the results of its operations; and also subject to the limitations under applicable law and the provisions of the Company's Restated Certificate as well as dividend payments during the Initial Period (as defined below). See Section 2.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                            ------------------------

                               TABLE OF CONTENTS

                                    SECTION

                                                              PAGE
                                                              ----
    INTRODUCTION............................................    8
 1. NUMBER OF SHARES; PRORATION.............................   11
 2. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF
    THE OFFER...............................................   12
 3. PROCEDURE FOR TENDERING SHARES..........................   21
 4. WITHDRAWAL RIGHTS.......................................   27
 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE........   27
 6. CERTAIN CONDITIONS OF THE OFFER.........................   29
 7. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.........   30
 8. PRICE RANGE OF SHARES AND SHARES OF CLASS A COMMON
    STOCK; DIVIDENDS........................................   31
 9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS;
    TRANSACTIONS AND ARRANGEMENTS
    CONCERNING THE SHARES...................................   33
10. SOURCE AND AMOUNT OF FUNDS..............................   33
11. CERTAIN INFORMATION ABOUT THE COMPANY...................   34
12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
    REGISTRATION UNDER THE EXCHANGE ACT.....................   45
13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.............   45
14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...   46
15. FEES AND EXPENSES.......................................   48
16. MISCELLANEOUS...........................................   48
    Schedule I -- Certain Transactions Involving Shares.....   50

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act") provides a "safe harbor" for forward-looking statements to encourage such disclosures without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Forward-looking statements have been made in this Offer to Purchase, including in Section 2, Background and Purpose of the Offer, and Section 11, Certain Information about the Company. Such statements are based on beliefs of the Company's management ("Management") as well as assumptions made by and information currently available to Management. When used herein, the words "will," "anticipate," "estimate," "expect," "objective," and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: deregulation of energy supply and the unbundling of delivery services; an increasingly competitive marketplace; results of any asset dispositions; sales retention and growth; federal and state regulatory actions; future litigation results; costs of construction; operating restrictions; increased costs and construction delays attributable to environmental regulations; nuclear decommissioning and the availability of reprocessing and storage facilities for spent nuclear fuel; and credit market concerns. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing list of factors pursuant to the Litigation Reform Act should not be construed as exhaustive or as admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Litigation Reform Act.

TO THE HOLDERS OF SHARES OF
  COMMON STOCK OF CONECTIV:

                                  INTRODUCTION

     Conectiv, a Delaware corporation (the "Company"), invites holders of shares of its Common Stock, par value $0.01 per share (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 23, 1998 (the "Rights Agreement"), between the Company and Conectiv Resource Partners, Inc., as the Rights Agent), to tender such Shares to the Company at a price not greater than $25.50 nor less than $23.50 per Share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references in this Offer to Purchase to Shares shall include the associated Rights.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $25.50 nor less than $23.50 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 14,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) at a price not greater than $25.50 nor less than $23.50 per Share. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not withdrawn upon the terms and subject to the conditions of the Offer, including the proration provisions described below. The Company reserves the right, in its sole discretion, to purchase more than 14,000,000 Shares pursuant to the Offer.

     Although the Company is not offering to purchase shares of Class A Common Stock, as a result of the Offer, holders of Class A Common Stock may elect, in accordance with the terms of the Restated Certificate of the Company (the "Restated Certificate") and the Rights Agreement, to convert each share of Class A Common Stock (and associated preferred stock purchase rights (the "Class A Rights") issued pursuant to the Rights Agreement) into 1.59997 Shares (and
1.59997 associated Rights) and to tender such Shares (and associated Rights) pursuant to the Offer; provided, however, that any such election and conversion will be effective only with respect to such Shares (and associated Rights) as are actually accepted for purchase by the Company pursuant to the Offer. See
Section 3.

     WHEN USED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, ANY REFERENCE TO THE TENDER OF SHARES (OR WITHDRAWAL THEREOF) SHALL BE DEEMED FOR ALL PURPOSES, UNLESS THE CONTEXT SHALL OTHERWISE REQUIRE, TO REFER TO BOTH THE (1) TENDER OF SHARES BY HOLDERS OF SUCH SHARES (OR WITHDRAWAL THEREOF) AND
(2) ELECTION BY HOLDERS OF SHARES OF CLASS A COMMON STOCK, PURSUANT TO THE RESTATED CERTIFICATE, TO CONVERT SUCH SHARES OF CLASS A COMMON STOCK INTO SHARES AND TO TENDER SUCH SHARES PURSUANT TO THE OFFER (OR TO WITHDRAW SUCH TENDER).

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     If, before the Expiration Date, more than 14,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares on a pro rata basis from all stockholders whose Shares were validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. See Section 1. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders, at the Company's expense, as promptly as practicable following the Expiration Date. In the event that Shares issuable to holders of Class A Common Stock upon conversion of shares of Class A Common Stock are not purchased, including as a result of such Shares being tendered at prices greater than the Purchase Price or due to proration, the Company will return to such holders as promptly as practicable after the Expiration Date, at its expense, the shares of Class A Common Stock submitted for conversion that were not converted in the Offer; provided that the Company will deliver to such holders cash in lieu of any fractional Shares of Class A Common Stock.

     The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 3. In addition, the Company will pay all fees and expenses of The Blackstone Group L.P. (the "Dealer Manager"), D. F. King & Co., Inc. (the "Information Agent") and The Bank of New York (the "Depositary") in connection with the Offer. See Section 15.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Stockholders who participate in ConectivDirect(TM), the Company's dividend reinvestment and direct stock purchase plan, may tender part or all of the Shares attributed to such participant's account and in each case must specify the price or prices at which such Shares are to be tendered. See Section 3. Shares held in a ConectivDirect(TM) account as to which the Depositary has not received timely instructions will not be tendered. See Section 1.

     As of May 7, 1999, the Company's Savings Plan (which includes the former Delmarva Power & Light Company Payroll-Based Stock Ownership Plan and former Atlantic Energy, Inc. Employee Stock Ownership Plan) held 3,218,994 Shares and 38,681 shares of Class A Common Stock. Shares held by the Savings Plan, and Shares issuable upon conversion of shares of Class A Common Stock held in the Savings Plan, will be tendered (or not tendered) by Vanguard Fiduciary Trust Company (the trustee under the Savings Plan) according to instructions provided to it by Actuarial Sciences Associates, Inc., a special Independent Fiduciary engaged as investment manager to make this determination on behalf of the Savings Plan. The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits the sale of such Shares for less than adequate consideration, which the Independent Fiduciary will determine based on the closing market price of the Shares on or about the Expiration Date. Under the terms of the Savings Plan, the proceeds (if any) from Shares tendered by the Savings Plan must be reinvested in Shares. SHARES HELD IN THE SAVINGS PLAN, AND SHARES ISSUABLE UPON CONVERSION OF SHARES OF CLASS A COMMON STOCK HELD IN THE SAVINGS PLAN, AS TO WHICH THE SAVINGS PLAN TRUSTEE HAS NOT RECEIVED TIMELY INSTRUCTIONS FROM THE INDEPENDENT FIDUCIARY WILL NOT BE TENDERED.

     As of May 7, 1999, the Atlantic City Electric Company 401(k) Savings and Investment Plan B held 5,383 Shares and 1,420 shares of Class A Common Stock, all of which are attributable to individual accounts of Plan B participants who have elected to invest a portion of their Plan B accounts in such securities. Such Shares, and Shares issuable upon conversion of shares of Class A Common Stock held in Plan B, will be tendered (or not tendered) by T. Rowe Price, the custodian of Plan B, according to the instructions received from participants. In order to ensure that the Purchase Price constitutes adequate consideration within the meaning of ERISA, however, the custodian will adjust the price at which the Shares are tendered to be not less than the then-current market price of the Shares on or about the Expiration Date, which may result in such Shares not being purchased pursuant to the Offer. The proceeds (if any) from tendered Shares held in Plan B participant accounts will be reinvested in the Plan B investment option selected by the participants. SHARES HELD IN A PARTICIPANT'S PLAN B ACCOUNT, AND SHARES ISSUABLE UPON CONVERSION OF SHARES OF CLASS A COMMON STOCK HELD IN SUCH AN ACCOUNT, AS TO WHICH THE CUSTODIAN HAS NOT RECEIVED TIMELY INSTRUCTIONS FROM THE PARTICIPANT WILL NOT BE TENDERED.

     As of the close of business on May 10, 1999, there were 100,589,287 Shares outstanding, 10,496,783 Shares issuable upon conversion of outstanding shares of Class A Common Stock and 1,559,950 Shares issuable upon exercise of outstanding stock options ("Options"). The 14,000,000 Shares that the Company is offering to purchase represent approximately 13.9% of the outstanding Shares (or approximately 12.4%, assuming the conversion of all outstanding shares of Class A Common Stock and the exercise of all outstanding Options).

     A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. For a description of the Rights, see Section 8.

     The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CIV" and the Class A Common Stock is listed and traded on the NYSE under the symbol "CIV.A." On May 10, 1999, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price was $23 5/16 and the closing per share sales price for Class A Common Stock was $34 7/8, each as reported on the NYSE Composite Tape. As a result of the Offer, holders of shares of Class A Common Stock may elect, in accordance with the terms of the Restated Certificate, to convert each share of Class A Common Stock into 1.59997 Shares and tender such Shares pursuant to the Offer; provided, however, that any such election and conversion will be effective only with respect to such Shares as are actually accepted for purchase by the Company pursuant to the Offer. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES AND THE CLASS A COMMON STOCK.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 14,000,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) not greater than $25.50 nor less than $23.50 per Share, net to the seller in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, June 8, 1999, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See
Section 7 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 14,000,000 Shares pursuant to the Offer, but does not currently plan to do so. The Offer is not conditioned on any minimum number of Shares being tendered. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If the Offer is oversubscribed, Shares tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date will be purchased on a pro rata basis (with adjustments to avoid purchases of fractional Shares). The proration period also expires on the Expiration Date.

     If (1) the Company (A) increases or decreases the price to be paid for Shares, (B) increases or decreases the Dealer Manager's fee, (C) increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or (D) decreases the number of Shares being sought and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 7, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     In accordance with Instruction 6 of the Letter of Transmittal, each stockholder desiring to tender Shares must (1) specify the price (not greater than $25.50 nor less than $23.50 per Share) at which such stockholder is willing to sell his or her Shares to the Company, which could result in no Shares being purchased at that price, or (2) elect to have such stockholder's Shares purchased at a price determined by the Company in accordance with the terms of the Offer, which could result in such Shares being purchased at the minimum price of $23.50 per Share. As promptly as practicable following the Expiration Date, the Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not greater than $25.50 nor less than $23.50 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price (not greater than $25.50 nor less than $23.50 per Share), that will allow it to purchase 14,000,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date. In the event that Shares issuable to holders of Class A Common Stock upon conversion of shares of Class A Common Stock are not purchased, including as a result of such Shares being tendered at prices greater than the Purchase Price or due to proration, the Company will return to such holders as promptly as practicable after the Expiration Date, at its expense, the shares of Class A Common Stock submitted for conversion that were not converted in the Offer; provided that the Company will deliver to such holders cash in lieu of any fractional shares of Class A Common Stock.

     If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 14,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. In determining the final proration factor, Shares issuable upon conversion of shares of Class A Common Stock and tendered pursuant to the Offer will be aggregated with all other tendered Shares. Proration for each stockholder tendering Shares shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price to the total number of Shares tendered by all stockholders at or below the Purchase Price (with adjustments to avoid purchases of fractional Shares). This ratio will be applied to stockholders tendering Shares to determine the number of Shares that will be purchased from each such stockholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered by such stockholder are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and record holders of Class A Common Stock and to Plan B participants for whom Shares or shares of Class A Common Stock are held as of May 10, 1999, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and beneficial owners of Class A Common Stock.

     Odd Lots. The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered all such Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares (including Shares held in a ConectivDirect(TM) account and Shares issuable upon conversion of shares of Class A Common Stock). If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

2.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     General. Utility companies, including Delmarva Power & Light Company ("DPL") and Atlantic City Electric Company ("ACE"), the utility subsidiaries of the Company, have experienced and will continue to experience a significant increase in the level of competition in the energy supply market. A steady move away from a regulated monopoly energy supply structure toward a more competitive structure has affected the utility industry for nearly two decades. Since 1992, various federal and state regulatory changes have occurred and a significant number of states have begun to implement legislative initiatives to provide for retail electric customers to choose their electric supply provider. See
"-- Legislation and Regulatory Environment."

     The Merger (as defined below) involving DPL and ACE, which was effective on March 1, 1998, was the beginning of a series of strategic actions taken by the Company to position itself to succeed in the increasingly competitive utility and energy services marketplace. The Merger provided increased scale to the Company's overall business, cost savings through the elimination or reduction of duplicative activities, operating efficiencies and increased financial flexibility. It is in the context of such a progression to competition that the Company's Board of Directors approved on May 10, 1999, a strategic restructuring of the Company's businesses that is intended to maximize stockholder value and further position the Company for the expected future competitive environment.

     The Company's new financial strategy includes: (1) a recapitalization of the Company through the Offer and a change in the dividend policy for the Shares; (2) consideration of the potential sale of certain generating plants of the Company's subsidiaries; and (3) the implementation of a productivity improvement and cost reduction program designed to improve overall profitability. In addition, the Company intends to continue to focus on growth opportunities in order to expand its customer relationships, while developing and implementing a capital spending strategy aimed at growing its regulated electric and gas delivery, energy and telecommunications businesses.

  Legislation and Regulatory Environment

     RECENT LEGISLATION AND REGULATORY PROCEEDINGS.

     General. As discussed below, deregulation of the electric utility industry is under way in New Jersey, Delaware, Maryland and Virginia. Generally, with restructuring, the supply component of the price charged to a customer for electricity would be deregulated, and electricity suppliers would compete to supply electricity to customers. Customers would continue to pay the local utility a regulated price for the delivery of the electricity over the transmission and distribution system.

     New Jersey. The "Electric Discount and Energy Competition Act" (the "New Jersey Act") provides for retail choice of electricity suppliers beginning August 1, 1999; deregulation of electric supply rates and other competitive services, such as metering and billing; separation of competitive and regulated services; unbundling of rates for electric service; and licensing of electric and gas suppliers.

     The New Jersey Act requires each electric utility to reduce its rates by at least 5% at the start of retail choice and by a total of 10% within 36 months of the start of retail choice, unless the New Jersey Board of Public Utilities (the "NJBPU") determines that a rate decrease of more than 10% is warranted, and requires that such rate reduction be sustained through the end of the 48th month after the start of retail choice. The New Jersey Act does permit electric public utilities to recover the full amount of their stranded costs, as calculated by the NJBPU, through a non-bypassable market transition charge, as long as the mandated rate reductions are achieved. Stranded costs are costs that may not be recoverable in a competitive energy supply market due to lower prices or customers choosing a different supplier. Stranded costs generally include above-market costs associated with generation facilities and long-term purchased power agreements, and regulatory assets.

     In addition, the New Jersey Act establishes the current incumbent utility as the provider of "default service" or Basic Generation Service ("BGS") for a period of three years and provides for future proceedings to determine if the provision of BGS should be made competitive. The New Jersey Act also contains numerous provisions regarding the providing of competitive services by each utility designed to ensure that there is no cross-subsidization from the utility to competitive entities. The New Jersey Act also requires the NJBPU to develop fair competition standards and conduct an audit to determine that the utilities are in compliance with those standards.

     The New Jersey Act gives the NJBPU the authority to order a utility to divest its generating assets if it is determined through a hearing that competition or customers are being adversely affected by plant location, market power or non-competitive rates. The NJBPU may require that the generation function be separated from a utility's non-competitive functions. The NJBPU is also authorized to establish standards for the licensing of energy suppliers, standards for switching customers from one supplier to another, and standards for issues such as credit and collections.

     The New Jersey Act also allows electric public utilities to issue transition bonds to finance a portion of their stranded costs, as determined by the NJBPU. Depending on the timing of the sale of ACE-owned generating plants, the conclusion of renegotiations with the non-utility generation contract owners and the approval of the NJBPU, Management of the Company anticipates that ACE may issue between $1 billion and $2 billion in transition bonds authorized by the New Jersey Act in 2000. Net savings generated through the use of such transition bonds are to be passed through to ACE's customers through the rate reductions discussed above. There can be no assurances, however, that the NJBPU will approve the issuance of transition bonds in an amount sufficient to finance the Company's stranded costs or that ACE will be able to issue and sell any such bonds.

     Electric utilities in New Jersey, including ACE, previously filed stranded cost estimates and unbundled rates, as required by the NJBPU. On August 19, 1998, an Administrative Law Judge ("ALJ") from the New Jersey Office of Administrative Law issued an initial decision on ACE's stranded costs and unbundled rate filing. The ALJ, in reviewing ACE's filing, recognized that ACE's stranded costs were $812 million for non-utility generation contracts and $397 million for generation. The ALJ made no specific recommendations on rate issues.

     Settlement discussions in the NJBPU restructuring proceeding for ACE are ongoing. The Company expects a decision from the NJBPU in that proceeding, including a decision on any proposed settlement submitted by ACE, to be issued by the NJBPU by June 30, 1999.

     ACE has four NJBPU-approved long-term power purchase contracts with independent power producers. ACE continues to negotiate buyouts and buydowns of these contracts, which would be subject to NJBPU and other approvals, including NJBPU authorization to recover any contract buyout and buydown costs through the issuance of transition bonds, as permitted by the New Jersey Act. The financial commitments associated with such buyouts and buydowns could be substantial. Management cannot currently predict the outcome of contract buyout and buydown negotiations or the costs associated with such efforts. There can be no assurances, moreover, that the NJBPU will approve the issuance of transition bonds for such costs or that ACE will be able to issue and sell any such bonds.

     On May 7, 1999, ACE and an independent power producer, with which ACE has a long-term power purchase contract, signed a letter of intent ("LOI") relating to a transaction which could ultimately result in the termination of such existing contract. The LOI calls for the negotiation of a definitive agreement and the establishment of necessary arrangements associated with the termination. Upon receipt of corporate and regulatory approvals (including NJBPU approvals), the LOI would require, among other things, a substantial payment to the independent power producer (estimated to be in excess of $100 million). Management cannot predict whether the LOI will result in the negotiation of a definitive agreement or if such an agreement would receive the necessary approvals.

     Delaware. The "Electric Utility Restructuring Act of 1999" (the "Delaware Act") allows DPL's Delaware customers to choose their electricity suppliers beginning on October 1, 1999 (for customers with peak demands of 1,000 kilowatts or more), January 15, 2000 (for customers with peak demands of 300 kilowatts or more), and September 30, 2000 (for all other customers). The Delaware Act also provides for a residential rate reduction of 7.5% beginning October 1, 1999. The Delaware Act provides that, except in certain circumstances, residential rates may not be changed for four years and commercial and industrial rates may not be changed for three years. Under the Delaware Act, certain low-income energy assistance and environmental programs are funded at an annual level of about $1.6 million by a charge in electric rates.

     The Delaware Act makes DPL the provider of default service to customers who do not choose an alternative supplier for a period of three or four years for non-residential and residential customers, respectively. Thereafter, the Delaware Public Service Commission ("DPSC") may conduct a bidding process to select the default supplier(s) for such customers. The DPSC also has the authority under the Delaware Act to order DPL to divest its generating assets, as a last resort, to remedy any adverse effects of electricity supply market power. The DPSC also is authorized to establish licensing standards for electricity suppliers. Unless DPL asks the DPSC to make these functions competitive earlier, and the DPSC so orders, metering functions will be performed by DPL for non-residential customers and residential customers for three and four years, respectively, after such customers are permitted to choose their electricity suppliers.

     Among other matters, unbundled rates to be charged by DPL during the "rate freeze" periods prescribed by the Delaware Act have been agreed upon by a number of the participants in the restructuring proceeding contemplated by the Delaware Act. Included within the agreement on unbundled rates, DPL would recover $16 million (Delaware retail basis) of stranded costs, and electric rates would not be changed in the event DPL sells or transfers generating assets. The DPSC has docketed a restructuring proceeding for DPL and other related proceedings. A DPSC decision in that proceeding, including a decision on the proposed settlement, is expected by August 31, 1999.

     Maryland. On April 2, 1999, the Maryland General Assembly passed legislation to restructure the electric utility industry (the "Maryland Act"). On April 8, 1999, the Governor of Maryland signed the Maryland Act. The major elements of the Maryland Act affecting the Company include: (1) phase-in of retail choice beginning in July 2000, with full choice for all customers by July 2003; (2) rate reductions of 3% to 7.5% for residential customers, with rates then "frozen" for four years; (3) the deregulation of generation assets sold to a non-affiliate or transferred to an affiliate prior to January 1, 2001; (4) recovery of stranded costs and other costs associated with the transition to retail choice through a method to be determined by the Maryland Public Service Commission ("MPSC"); and (5) imposition by the MPSC of an environmental surcharge on each kilowatt-hour distributed in the State.

     On May 5, 1999, DPL filed a proposed settlement with the MPSC in DPL's pending restructuring proceeding. The proposed settlement is with some parties, including the MPSC Staff and the Office of People's Counsel, but not all parties to the proceeding. Included in the proposed settlement are the following provisions: (i) effective July 1, 2000, all of DPL's Maryland retail customers will be eligible to select an alternative electricity supplier; (ii) for a period of at least three years thereafter, DPL will remain the supplier of "standard offer service" for customers who do not select an alternative electricity supplier; (iii) agreed-upon unbundled rates (including nuclear decommissioning costs and funding for low income energy assistance programs at an estimated level of between $2 and $3 million per year); (iv) the deregulation of DPL's generating facilities, such that electric rates would not be changed in the event DPL sells or transfers generating assets; (v) authorization to transfer DPL generating assets to one or more affiliates at net book value; (vi) the recovery of an estimated $8 million (Maryland retail basis) in stranded costs from non-residential customers; (vii) a 7.5% reduction in residential rates effective July 1, 2000 (representing a revenue reduction of approximately $12.5 million, assuming fiscal year 1998 revenue without giving effect to potential offsets); and (viii) effective July 1, 2000, "rate freezes" for four years for residential customers and three years for non-residential customers, subject to certain adjustments. In addition, under the proposed settlement, effective July 1, 2000, DPL customers with loads in excess of 300 kilowatts (kW) may elect to have meters installed and read by an alternative supplier. Prior to that date, another MPSC proceeding will be initiated to determine the level of and recovery mechanism for any DPL stranded metering costs. Other DPL customers will be eligible for competitive metering on April 1, 2002 as set forth in the Maryland Act.

     The MPSC is expected to issue an order with respect to the proposed settlement by October 1, 1999.

     Virginia. The "Virginia Electric Utility Restructuring Act" (the "Virginia Act") provides for: (1) phase-in of retail electric competition beginning January 1, 2002; (2) rates in effect on January 1, 2001 to become capped rates to continue in effect through July 1, 2007, except for adjustments for changes in fuel costs and state tax rates; (3) customers choosing an electricity supplier other than their incumbent utility continuing to pay capped transmission and distribution rates but, instead of the capped generation rate, paying a wires charge equal to the difference between the capped generation rate and projected market prices for electricity; and (4) recovery of just and reasonable net stranded costs through capped rates and wires charges during the period January 1, 2001 through July 1, 2007.

     CERTAIN EFFECTS OF RECENT LEGISLATION. Assuming that the legislation described above had been effective as of January 1, 1998, Management estimates that the impact on the revenue of the Company resulting from the initial rate reductions would have been to decrease revenue during the Company's fiscal year ended December 31, 1998 by the following approximate amounts: $38 million in New Jersey, $17 million in Delaware and, assuming a 7.5% reduction, $12.5 million in Maryland. The foregoing does not purport to be indicative of the results that would have actually been obtained or results that may be obtained in the future. Management anticipates that certain of these revenue losses will be offset by continued achievement of Merger-related synergies and the productivity improvements and cost reductions discussed below. There can be no assurances, however, that such synergies (beyond those already achieved), improvements or reductions will be realized by the Company.

     In addition, DPL and ACE are subject to the requirements of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). Regulatory commissions occasionally provide for future recovery from customers of current period expenses. When this happens, the expenses are deferred as regulatory assets and subsequently recognized in the consolidated statement of income during the period the expenses are recovered from customers. Similarly, regulatory liabilities may also be created due to the economic impact of an action taken by regulatory commissions.

     When a specific plan that deregulates electricity supply becomes final, ACE or DPL, as appropriate, would cease applying SFAS No. 71 to its electricity supply business in the regulatory jurisdiction to which the plan applies. To the extent that a deregulation plan provides for recovery of stranded costs through cash flows from the regulated transmission and distribution business, then the stranded costs would continue to be recognized as assets under SFAS No. 71. Any stranded costs (including regulatory assets) for which cost recovery is not provided would be expensed.

     The amount of stranded costs ultimately recovered from utility customers, if any, and the full impact of legislation deregulating the electric utility industry in any of the jurisdictions in which the Company operates cannot be predicted with specificity at this time in the absence of final orders implementing that legislation in those jurisdictions. Moreover, Management expects that any stranded costs that cannot be recovered could be offset in part by proceeds from the sale of certain generating plants of its subsidiaries. See "-- Asset Sale." There can be no assurances, however, that the Company will elect to sell any such assets, that the Company will be able to sell any such assets or that the proceeds from any such sale will be sufficient to offset the additional expense incurred as the result of the inability of the Company to recover stranded costs.

     Due to these considerations, market conditions, timing and other factors, including the terms of final orders of regulatory agencies in jurisdictions in which the Company operates, Management of the Company cannot predict with specificity at this time the ultimate effects that electric utility industry deregulation may have on the financial statements of the Company and its subsidiaries, although deregulation may have a material adverse effect on the Company's financial position.

     Management has made a preliminary estimate of the amount of stranded costs not expected to be recovered through regulated electricity delivery rates after the restructuring of the electric utility industry in the states in which ACE and DPL operate. The New Jersey, Delaware, and Maryland public utility regulatory commissions are expected to issue restructuring orders for ACE and DPL which specify the amount and timing of stranded cost recovery by the following expected dates: New Jersey by June 30, 1999, Delaware by August 31, 1999 and Maryland by October 1, 1999. After the orders are received, the financial impact of the restructurings, including charges to earnings, will be finalized and recorded. When the restructuring orders become effective, the electricity supply businesses will no longer be subject to the requirements of SFAS No. 71. The discussion below describes the primary immediate expected effect on the results of operations of discontinuing the application of SFAS No. 71 to these electricity supply businesses.

     To estimate the impairment of electric generating plants of ACE and DPL in accordance with generally accepted accounting principles, the book value of each generating plant is first compared to the estimated future net operating cash flows from each plant. Any electric generating plant with undiscounted future net cash flows less than book value is considered impaired, and the plant's net future cash flows are discounted. The amount by which the book value of the impaired electric generating plants exceeds their discounted cash flows (or other estimate of fair value) is the estimated impairment amount.

     DPL has purchased power contracts expected to be uneconomic when customer choice begins, and the stranded cost amount is estimated to be the net present value of the contracts' costs less the forecasted revenues from sales of the related purchased power. ACE's purchased power contracts with independent power producers are not expected to result in stranded costs because management expects the NJBPU restructuring order will provide for recovery of costs incurred under these contracts.

     The total amount that could be charged to earnings, on a consolidated basis, includes (1) the impairment amount for the electrical generating plants of DPL and ACE, (2) the stranded cost amount for DPL's purchased power contracts and (3) regulatory assets of DPL and ACE related to their electric generation businesses. The charge to earnings is reduced by the estimated cost recovery through regulated electricity delivery rates. Based on this methodology (giving effect to estimated cost recoveries), Management currently estimates future charges to earnings, after taxes, as a result of electric utility industry restructuring could be as follows:

DPL........................  $300 million to $425 million
ACE........................  $50 million to $75 million
                             ------------------------------
Consolidated Conectiv......  $350 million to $500 million
                             ------------------------------
                             ------------------------------

     Management expects to sell some or all of the electric generating plants of ACE and DPL. After electric generating plants that are impaired as a result of electric utility industry restructuring are written down to fair value, any sales of the impaired electric generating plants are not expected to result in significant gains or losses. Some of the electric generating plants which are not impaired may be sold at a gain. Under generally accepted accounting principles, the write-down of impaired assets is not reduced by expected future gains on sales of assets which are not impaired by electric utility industry restructuring, and the gain on the sale of an asset is recognized when the sale occurs.

     Under the New Jersey Act, any gains on sales of ACE's electric generating plants reduce stranded cost recovery, which results in no earnings effect when the gain is realized. DPL's agreements with some participants in restructuring proceedings that are expected to be conducted by the DPSC and with some of the participants in the proceedings being conducted by the MPSC provide that electric rates will not be changed in the event DPL sells or transfers assets. Accordingly, subject to DPSC and MPSC approval of these agreements, the Delaware and Maryland portions of any gains or losses realized on the sale of DPL electric generating plants would affect future earnings. There can be no assurances, however, that ACE or DPL will elect or be able to sell any such electric generating plants, or that any gains will be realized from such sales of electric generating plants.

     After the sale of electric generating plants is completed, Management estimates that the net impact on retained earnings of asset impairment, stranded costs and asset sales to be a charge of approximately $300 million to $400 million.

  Dividend Reduction and Share Repurchase.

     DIVIDEND POLICY FOR SHARES. As the utility industry transitions to a competitive environment due to these legislative and regulatory initiatives, the Company could potentially achieve long-term returns on stockholder capital that exceed historical returns in a fully regulated business environment. At the same time, the Company's business risks are expected to increase, resulting in an increase in the potential volatility in revenue and income streams. As such, a dividend payout ratio that is significantly lower than the historical payout ratio of 80% or more by the Company and the electric utility industry in general is required to better position the Company to more effectively compete in the energy markets by increasing the Company's future financing flexibility. Accordingly, the Company's Board of Directors intends to reduce per share dividends on the Shares to an amount equal to 40% to 60% of the Company's earnings per share, which is expected to result in a quarterly dividend of $0.22 per Share, as compared to the previous quarterly dividend level of $0.385 per Share, subject to declaration by the Company's Board of Directors and evaluation from time to time based on the results of operations, financial condition, capital requirements and other relevant considerations; and also subject to the limitations under applicable law and the provisions of the Company's Restated Certificate.

     In addition to providing an increase in the Company's future financing flexibility, this dividend action positions the Shares for potential increased growth in market value by retaining a proportionately higher level of earnings in the business for reinvestment.

     Moreover, the dividend action also positions the Shares for market value growth and a lower income orientation than in the past. This means that a higher proportion of the total return to holders of Shares will need to come from capital gains as compared to dividend income. From the standpoint of most individual investors, current United States federal tax law makes capital gains more attractive than dividend income. In general, net capital gain recognized by an individual investor upon a disposition of Shares held for more than 12 months is subject to a maximum rate of 20%, while dividend income may be subject to tax at a marginal United States federal income tax rate of 39.6%. However, capital gains are not as predictable as dividend income and are dependent on factors including, but not limited to, the Company's ability to increase its earnings and cash flow. In addition, capital gains can be impacted by factors outside the control of Management, such as the general level of inflation, interest rates and stock market fluctuations.

     SHARE REPURCHASE. Purchasing Shares at a 0.8% to 9.4% premium above their market value on the trading day immediately prior to announcement of the Offer also enables the Company to increase and accelerate the receipt of cash by holders of Shares. The price range established for the Offer allows those holders of Shares seeking a more income-oriented investment the opportunity to exit their investment in the Company on potentially more favorable terms than would otherwise be available. However, holders of Shares who choose not to tender their Shares are also in a position potentially to benefit from this transaction. Non-tendering holders of Shares will own a greater interest in a Company with a potentially stronger earnings per share growth rate, subject to the Company's right to issue additional Shares and other equity securities in the future.

     The Offer will afford to holders of Shares who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, in the event the Company accepts such Shares for purchase, to dispose of Shares without the usual transaction costs associated with an open market sale, including brokerage commissions.

     Simultaneously, a reduction in the Company's permanent capitalization, as well as a temporary increase in leverage, is being effected through the Offer which will be financed by the Company through the issuance of $250 million of medium term notes and the balance through the issuance of commercial paper borrowings supported by the Company's revolving credit facilities. See Section 10.

     In considering the Offer, the Board of Directors also took into account the expected financial impact of the Offer, including the Company's increased debt as a result of the Offer and the resulting increased interest expense. See the information under the caption "Summary Unaudited Consolidated Pro Forma Financial Statements" in Section 11. The Company believes that, following completion of the Offer, its anticipated cash flow from operations, access to credit facilities, its cash and short-term investments will, taken together, be adequate for its needs for the foreseeable future. However, the Company's actual experience may differ from the expectations set forth in the preceding sentence. Future events, such as regulatory developments, adverse effects on operations, or levels of capital or other expenditures, might have the effect of reducing the Company's available cash or might reduce or eliminate the availability of external financial resources.

     Although the Company has no current plans to acquire additional Shares other than through the Offer, the Company may in the future purchase additional Shares in the open market, in privately negotiated transactions, through tender offers or otherwise. Any such purchase may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be retained as treasury shares and shares of Class A Common Stock that are converted into Shares will be cancelled and returned to the status of authorized but unissued shares. Both Shares retained by the Company as treasury shares and authorized but unissued shares of Class A Common Stock will be available for the Company to reissue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares or shares of Class A Common Stock are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee or director benefit plans. Except for the issuance of Shares under ConectivDirect(TM) or employee or director benefit plans, the Company has no current plans for the reissuance of the Shares repurchased pursuant to the Offer or for the issuance of any other authorized but unissued shares of Common Stock or Class A Common Stock.

     DIVIDEND POLICY FOR CLASS A COMMON STOCK. Although the Company is not offering to purchase shares of Class A Common Stock, as a result of the Offer, holders of Class A Common Stock may elect, in accordance with the terms of the Restated Certificate and the Rights Agreement, to convert each share of Class A Common Stock (and associated Class A Rights issued pursuant to the Rights Agreement) into 1.59997 Shares (and 1.59997 associated Rights) and to tender such Shares (and associated Rights) pursuant to the Offer; provided, however, that any such election and conversion will be effective only with respect to such Shares (and associated Rights) as are actually accepted for purchase by the Company pursuant to the Offer. See Section 3.

     The Company's Board of Directors intends that the quarterly dividend on shares of Class A Common Stock will remain $0.80 per share ($3.20 annualized rate) until March 31, 2001 (the "Initial Period"), subject to declaration by the Company's Board of Directors and the obligations of the Company's Board of Directors to consider the financial condition and regulatory environment of the Company and the results of its operations; and also subject to the limitations under applicable law and the provisions of the Company's Restated Certificate. It is anticipated that, following expiration of the Initial Period, the annual dividend on the Class A Common Stock will be based on the proportion of earnings of the Atlantic Utility Group (as defined in the Restated Certificate) attributable to the Class A Common Stock. Specifically, it is the intention of the Company, following the Initial Period, subject to declaration by the Board of Directors of the Company and the obligation of the Board of Directors to consider the financial condition and regulatory environment of the Company and the results of its operations, to pay annual dividends on the Class A Common Stock in an aggregate amount equal to (1) 90% of the Company Net Income (Loss) Attributable to the Atlantic Utility Group (as defined in the Restated Certificate) multiplied by (2) the Outstanding Atlantic Utility Fraction. The Outstanding Atlantic Utility Fraction, as defined in the Restated Certificate, represents the proportionate interest of the Class A Common Stock in the equity value of the Atlantic Utility Group. Notwithstanding the Company's intention with respect to dividends on the Class A Common Stock following the Initial Period, if and to the extent that the annual dividends paid on the Class A Common Stock during the Initial Period exceed 100% of the earnings of the Atlantic Utility Group that were allocable to the Class A Common Stock during such period, the Board of Directors of the Company may consider such fact in determining the appropriate annual dividend rate on the Class A Common Stock following the Initial Period. There can be no assurance that the Company's earnings attributable to the Atlantic Utility Group that are allocable to the shares of Class A Common Stock will be sufficient to cover dividends on the Class A Common Stock during the Initial Period. As reported in the Company's consolidated financial statements incorporated by reference in this Offer to Purchase, earnings per share of Class A Common Stock attributable to the proportion of the interest in the Atlantic Utility Group allocated to the Class A Common Stock for the Company's fiscal year ended December 31, 1998 and the three-month period ended March 31, 1999 were $1.82 and $0.20, respectively, while the dividend paid to holders was $3.20 and $0.80, respectively, per share of Class A Common Stock for the same periods.

     If holders of Class A Common Stock elect to convert shares of Class A Common Stock into Shares in connection with the Offer, the acceptance for purchase by the Company of Shares issuable upon such conversion would impact the determination of the amount of annual dividends payable on the Class A Common Stock pursuant to the dividend policy described above. In the event that the Company accepts for purchase any Shares issuable upon conversion of shares of Class A Common Stock, the Outstanding Atlantic Utility Fraction (i.e. the percentage of equity value of the Atlantic Utility Group attributable to the outstanding shares of Class A Common Stock) would decrease. Even though the Outstanding Atlantic Utility Fraction would decrease under such circumstances, the earnings per share of Class A Common Stock attributable to the proportion of the interest in the Atlantic Utility Group allocated to the Class A Common Stock would increase (assuming earnings remained constant) because fewer shares of Class A Common Stock would be outstanding. The precise impact of the purchase of Shares in the Offer on the Outstanding Atlantic Utility Fraction and the earnings per share with respect to the Class A Common Stock will depend upon the number of shares of Class A Common Stock that are converted to Shares and purchased in the Offer.

     Asset Sale. The Company expects that it will continue to be an energy provider as part of its overall focus on providing vital services to homes and businesses in the mid-Atlantic region, both through the operation of electric generation facilities and through trading of electricity and natural gas in the evolving commodity energy markets.

     It also believes that the financial returns on generating plants in a competitive environment will change. The Company has concluded that it will not be able to achieve the necessary economies of scale to continue to operate its baseload generating plants in the deregulated market, and that certain of its intermediate and peaking units could provide financial returns that are greater than it currently achieves.

     As a result, the Company has announced that it is considering the potential sale of up to 2,200 megawatts of its subsidiaries' nonstrategic baseload generating capacity, based upon its strategic direction of being an asset-backed merchant energy provider. The Company plans on retaining 2,000 megawatts of electric generating capacity and may invest in additional generating units, which will have operating and fuel flexibility and will be less capital intensive. Pursuing this asset-backed merchant energy provider strategy also may involve the Company in joint ventures or other arrangements with others who have complementary business strategies or would provide other valuable contributions to this business.

     Assets to be disposed of would include the Company's interest in five jointly owned nuclear and fossil plants (Keystone, Conemaugh, Peach Bottom, Salem and Hope Creek) as well as two (Indian River and B.L. England), and possibly two additional (Vienna and Deepwater), wholly owned fossil plants. The Company plans to conduct an auction process which could lead to the sale of these generating plants and has retained financial advisors to assist with that process.

     Management of the Company cannot estimate with specificity at this time the magnitude of the proceeds which could be generated upon the sale of all or a portion of these assets but anticipates that such proceeds, in the event of the sale of all such assets, would be significant. There can be no assurances, however, that the Company will elect to sell any such generating plants, that the Company will be able to sell any such assets, or with respect to the amount of the proceeds received in any such sale.

     Productivity Improvements and Cost Reductions. The Company has simultaneously initiated a comprehensive productivity improvement and cost reduction program aimed at positioning the Company to have a more competitive cost structure. Assets and properties, business processes and expenses are being evaluated by Management for improvements and savings during the next two fiscal years, with immediate focus on the remainder of 1999. The program being implemented could include the sale of non-core assets as well as outsourcing non-core functions in an effort to reduce operating expenses without impairing customer service. In addition, Management is developing productivity targets in an effort to maximize its return on retained assets.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (1) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (2) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its subsidiaries; (3) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (4) any change in the present Board of Directors or Management of the Company; (5) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (6) any other material change in the Company's corporate structure or business; (7) any change in the Company's Restated Certificate or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (8) a class of equity security of the Company being delisted from a national securities exchange; (9) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or
(10) the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO

TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

3.  PROCEDURE FOR TENDERING SHARES.

     WHEN USED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, ANY REFERENCE TO THE TENDER OF SHARES (OR WITHDRAWAL THEREOF) SHALL BE DEEMED FOR ALL PURPOSES, UNLESS THE CONTEXT SHALL OTHERWISE REQUIRE, TO REFER TO BOTH THE (1) TENDER OF SHARES BY HOLDERS OF SUCH SHARES (OR WITHDRAWAL THEREOF) AND
(2) ELECTION BY HOLDERS OF SHARES OF CLASS A COMMON STOCK, PURSUANT TO THE RESTATED CERTIFICATE, TO CONVERT SUCH SHARES OF CLASS A COMMON STOCK INTO SHARES AND TO TENDER SUCH SHARES PURSUANT TO THE OFFER (OR TO WITHDRAW SUCH TENDER).

     Proper Tender of Shares.  For Shares to be validly tendered pursuant to the
Offer:

          (1) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below or, in the case of Shares held in the DRS, by completing the appropriate portion of the Letter of Transmittal relating to such Shares), together with a properly completed and duly executed Letter of Transmittal (or manually signed copy thereof) with any required signature guarantees, or an Agent's Message with a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

          (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below; and

in each case, the tendering stockholder must complete the Section entitled "Description of Shares Tendered" in the Letter of Transmittal.

     In addition, in the case of Shares issuable upon conversion of shares of Class A Common Stock, for such Shares to be validly tendered pursuant to the
Offer:

          (1) the certificates representing such shares of Class A Common Stock (or confirmation of receipt of such shares of Class A Common Stock pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed copy thereof) with any required signature guarantees, or an Agent's Message with a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

          (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below; and

in each case, the tendering holder must complete the Section entitled "Description of Class A Common Stock For Which Election to Convert and Tender Is Being Made" in the Letter of Transmittal.

     AS SPECIFIED IN INSTRUCTION 6 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER" OR (2) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES, INCLUDING CONVERTED SHARES, TENDERED AT PRICE DETERMINED BY STOCKHOLDER."

     A STOCKHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT HIS OR HER SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE LETTER OF TRANSMITTAL MARKED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER." NOTE THAT THIS ELECTION COULD RESULT IN SUCH STOCKHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $23.50 PER SHARE. A STOCKHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN MULTIPLES OF $0.125) AT WHICH HIS OR HER SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED "SHARES, INCLUDING CONVERTED SHARES, TENDERED AT PRICE DETERMINED BY STOCKHOLDER" OF THE LETTER

OF TRANSMITTAL IN THE TABLE LABELED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES, INCLUDING CONVERTED SHARES, ARE BEING TENDERED." NOTE THAT THIS ELECTION COULD RESULT IN NO SHARES BEING PURCHASED AT THAT PRICE. A STOCKHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED (UNLESS PREVIOUSLY PROPERLY WITHDRAWN IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE.

     A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES, INCLUDING CONVERTED SHARES, TENDERED AT PRICE DETERMINED BY STOCKHOLDER" IS CHECKED.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of the Shares, or in the case of Shares issuable upon conversion of shares of Class A Common Stock, the registered holder of the Class A Common Stock (which term, for purposes of this Section, in each case, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares or the shares of Class A Common Stock) tendered therewith and such holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) if Shares are tendered for the account of an Eligible Institution.

     An "Eligible Institution" means (1) banks (as defined in Section 3(a) of the Federal Deposit Insurance Act); (2) brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers (as defined in the Exchange Act); (3) credit unions (as defined in Section 19B(1)(A) of the Federal Reserve Act); (4) national securities exchanges, registered securities associations and clearing agencies (as these terms are defined in the Exchange Act); and (5) savings associations (as defined in Section 3(b) of the Federal Deposit Insurance Act). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction l of the Letter of Transmittal. If a certificate representing Shares or Class A Common Stock is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or Shares or Class A Common Stock not purchased or tendered are to be returned, to a person other than the registered holder, the certificate for such Shares or shares of Class A Common Stock must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on such certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or Class A Common Stock (or a timely confirmation of a book-entry transfer of such Shares or Class A Common Stock into the Depositary's account at the Book-Entry Transfer Facility as described below, or, in the case of Shares held in the DRS, completion of the appropriate portion of the Letter of Transmittal), a properly completed and duly executed Letter of Transmittal (or manually signed copy thereof), or an Agent's Message with a book-entry transfer, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, CERTIFICATES FOR SHARES OF CLASS A COMMON STOCK, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed copy thereof), with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed.

     In addition, solely for purposes of reducing the administrative burden on holders of shares of Class A Common Stock who desire to tender the Shares issuable upon conversion of shares of Class A Common Stock and the Company, the Depositary will establish an account with respect to the shares of Class A Common Stock for which an election to convert and tender is made (the "Electing Class A Shares") at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Electing Class A Shares by causing the Book-Entry Transfer Facility to transfer such Electing Class A Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Electing Class A Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed copy thereof), with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed.

     The confirmation of a book-entry transfer of Shares or Electing Class A Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates or certificates for Class A Common Stock cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (1) such tender is made by or through an Eligible Institution;

          (2) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          (3) the certificates for all tendered Shares, including Shares issuable upon the conversion of shares of Class A Common Stock, as the case may be, in proper form for transfer (or Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or manually signed copy thereof) and any required signature guarantees, or an Agent's Message with a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the date the Depositary receives such Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, such unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer by crediting such Shares as DRS in an account maintained by or established for such stockholder or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case, without expense to such stockholder.

A DRS Transaction Advice will be delivered to the stockholder, at which time the stockholder may, by completing the DRS Transaction Advice, choose to have a certificate issued representing the Shares not accepted into the Offer.

     Return of Shares of Class A Common Stock Not Converted in the Offer. In the event that any Shares issuable upon conversion of shares of Class A Common Stock are not purchased, or if an election to convert is made for fewer than all such shares of Class A Common Stock evidenced by a holder's certificates, certificates for shares of Class A Common Stock not converted will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of such Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, shares of Class A Common Stock will be credited to the appropriate account maintained by such holder at the Book-Entry Transfer Facility, in each case, without expense to such holder; provided that the Company will pay to such holders cash in lieu of any fractional Shares of Class A Common Stock to be returned to such holder.

     Fractional Shares of Class A Common Stock. As promptly as practicable following the Expiration Date, the Depositary will aggregate the number of fractional shares of Class A Common Stock to be returned to holders of Class A Common Stock (the "Fractional Class A Shares"). The Depositary will sell the Fractional Class A Shares at their prevailing prices on the NYSE. As soon as practicable after the sale of the Fractional Class A Shares, the Depositary will distribute to holders of Class A Common Stock, in lieu of the fractional share otherwise to be returned to such holder, cash in an amount equal to the product of (1) such fractional share multiplied by (2) the average per share amount received by the Depositary upon the sale of the Fractional Class A Shares, without interest thereon.

     IN NO EVENT WILL ANY SHARES ISSUABLE UPON CONVERSION OF SHARES OF CLASS A COMMON STOCK THAT ARE NOT PURCHASED BY THE COMPANY IN THE OFFER BE ISSUED TO HOLDERS OF CLASS A COMMON STOCK PURSUANT TO THE OFFER.

     Backup Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury (1) that such number is correct and (2) as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 16 and 17 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the beneficial holder subject to the withholding.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

     For a discussion of certain United States federal income tax consequences to tendering stockholders, see Section 14.

     Withholding For Foreign Stockholders. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (1) a citizen or resident of the United States, (2) a corporation, partnership, or other entity (other than an estate or a trust) created or organized in or under the laws of the United States, any State or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (4) a trust (A) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. FOREIGN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. See Instructions 14 and 15 of the Letter of Transmittal.

     ConectivDirect(TM). The participants in ConectivDirect(TM) will receive all documents furnished to stockholders generally in connection with the Offer. A stockholder participating in ConectivDirect(TM) who wishes to tender Shares held in such participant's account may use the Letter of Transmittal to instruct the plan administrator regarding the Offer by completing the box entitled "ConectivDirect(TM) Shares." Each participant may direct that all, some or none of the Shares credited to such participant's account be tendered and the price at which such Shares are to be tendered. Any ConectivDirect(TM) Shares tendered but not purchased shall be returned to the participant's ConectivDirect(TM) account. If a participant tenders all of his or her Shares held in a ConectivDirect(TM) account and all such Shares are purchased by the Company pursuant to the Offer, such tender will be deemed to be an authorization and written notice to the plan administrator to terminate such stockholder's participation in ConectivDirect(TM), subject to such stockholder's right to recommence participation in accordance with the terms of ConectivDirect(TM).

     PARTICIPANTS IN CONECTIVDIRECT(TM) ARE URGED TO READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE RELATED MATERIALS CAREFULLY.

     Savings and Investment Plans. Participants in the Savings Plan will not receive any documents furnished to stockholders generally in connection with the Offer because they do not have the option of redirecting the investment of their Savings Plan accounts that are currently invested in Shares. Actuarial Sciences Associates, Inc., as Independent Fiduciary and investment manager with respect to the Shares held in the Savings Plan, will receive the documents furnished to stockholders generally in connection with the Offer, and will make the decision on behalf of the Savings Plan to tender (or not to tender) the Shares, including Shares issuable upon conversion of the shares of Class A Common Stock, and, if so, at what price or prices. Participants in Plan B who have elected to invest all or part of their Plan B accounts in Shares or in Class A Common Stock will receive all documents furnished to stockholders generally in connection with the Offer, but should not return the Letter of Transmittal. A participant in Plan B who wishes to tender Shares held in such participant's account, or to convert Class A Common Stock held in such participant's account to Shares and then to tender such Shares, should use the Instruction and Transmittal Form supplied to such participants with the documents to instruct the Plan B custodian regarding the Offer. Each Plan B participant may direct that all, some or none of the Shares credited to such participant's account be tendered and the price or prices at which such Shares are to be tendered. Each participant may also direct that all, some or none of the shares of Class A Common Stock held in such participant's account be converted to Shares and tendered pursuant to the Offer. Shares tendered but not purchased will be returned to the participant's Plan B account. Proceeds from purchased Shares will be deposited in the participant's Plan B account and invested in the Plan B investment option selected by the participant on the Instruction and Transmittal Form.

     PARTICIPANTS IN PLAN B ARE URGED TO READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE INSTRUCTION AND TRANSMITTAL FORM AND THE RELATED MATERIALS CAREFULLY.

     Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act, for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position," within the meaning of Rule 14e-4, equal to or greater than the amount tendered in (1) Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (2) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that (1) such stockholder has a "net long position," within the meaning of Rule 14e-4, in Shares or Equivalent Securities being tendered, and (2) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in any tender of Shares, and the Company's interpretation of the terms of the Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Shares or their shares of Class A Common Stock have been lost, stolen, misplaced or destroyed must so indicate in the box entitled "Lost Certificates" in the Letter of Transmittal. Alternatively, such stockholder may contact the Depositary at (800) 507-9357 for instructions as to the documents which will be required to be submitted together with the Letter of Transmittal in order to receive stock certificate(s) representing the Shares or the Class A Common Stock. SUCH STOCKHOLDERS ARE REQUESTED TO CONTACT THE DEPOSITARY IMMEDIATELY IN ORDER TO PERMIT TIMELY PROCESSING OF SUCH DOCUMENTATION.

     CERTIFICATES FOR SHARES OR ELECTING CLASS A SHARES, AS APPLICABLE (OR A TIMELY BOOK-ENTRY CONFIRMATION OR, IN THE CASE OF SHARES HELD IN THE DRS, COMPLETION OF THE APPROPRIATE PORTION OF THE LETTER OF TRANSMITTAL), TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL (OR AN AGENT'S MESSAGE WITH A BOOK-ENTRY TRANSFER), AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO

THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Wednesday, July 7, 1999.

     For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares or, in the case of Shares issuable upon conversion of shares of Class A Common Stock, certificates for shares of Class A Common Stock, to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares or the shares of Class A Common Stock and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or, in the case of Shares issuable upon conversion of shares of Class A Common Stock, the number of the account at the Book-Entry Transfer Facility to be credited with the shares of Class A Common Stock representing such withdrawn Shares and otherwise comply with the procedures of such facility. Stockholders withdrawing Shares held in the DRS should so specify on the notice of withdrawal. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

     Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

     ANY WITHDRAWALS OF SHARES ISSUABLE UPON CONVERSION OF SHARES OF CLASS A COMMON STOCK WILL ALSO BE DEEMED TO CONSTITUTE THE REVOCATION OF THE RELATED ELECTION TO CONVERT.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price (not greater than $25.50 nor less than $23.50 per share), net to the seller in cash, that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for (and thereby purchase) up to 14,000,000 Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date (or such lesser number of Shares as are validly tendered and not withdrawn). For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of the Offer, Shares that are validly tendered at or below the Purchase Price and not withdrawn only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility or, in the case of Shares held in the DRS, completion of the appropriate portion of the Letter of Transmittal), a properly completed and duly executed Letter of Transmittal (or manually signed copy thereof), and any other required documents.

     Payment for the Shares issuable to holders of Electing Class A Shares and tendered by the holder thereof and accepted for payment by the Company pursuant to the Offer shall be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Electing Class A Shares (or of a timely Book-Entry Confirmation of such Electing Class A Shares into the Depositary's account at the Book-Entry Transfer Facility) so submitted for conversion and tender, a properly completed and duly executed Letter of Transmittal (or a manually signed copy thereof), or an Agent's Message with a book-entry transfer, and any other required documents.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. In determining the proration factor, Shares issuable upon conversion of shares of Class A Common Stock and tendered in the Offer will be aggregated with all other tendered Shares. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. All Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned to such stockholder as DRS by crediting an account maintained by or established for such stockholder (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer, in each case, without expense to the tendering stockholder. In the event that Shares issuable upon conversion of Electing Class A Shares are not purchased, certificates for Electing Class A Shares not converted in the Offer will be returned as promptly as practicable following the Expiration Date or termination of the Offer or, in the case of Electing Class A Shares tendered by book entry transfer at the Book-Entry Transfer Facility, such shares will be credited to the appropriate account maintained by such holder at the Book-Entry Transfer Facility, in each case, without expense to such holder; provided that the Company will pay to such holders cash in lieu of any fractional Shares of Class A Common Stock to be returned to such holder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 8 of the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL

INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time on or after May 11, 1999 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (1) the acceptance for payment of Shares by the Company (including Shares issuable upon conversion of shares of Class A Common Stock and tendered pursuant to the Offer) would be reasonably likely to result in (A) either the Shares or the shares of Class A Common Stock being held of record by less than 300 persons; or (B) either the Shares or the shares of Class A Common Stock not being listed on any national securities exchange (such as the NYSE) nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association; or

          (2) there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding, including any settlement or proposed settlement, or other development with respect to any of the foregoing if existing on the date hereof, by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, including, in each case, the NJBPU in connection with proceedings pursuant to the New Jersey Act or otherwise, which (A) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (B) could, in the sole judgment of the Company, materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

          (3) there shall have been any action threatened or taken, including any settlement, or any approval withheld, or any statute, rule or regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority or agency or tribunal, domestic, foreign or supranational, including the NJBPU, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (A) or (B) of paragraph (2) above; or

          (4) there shall have occurred (A) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (B) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (C) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (D) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States; (E) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in the sole judgment of the Company, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing of the Offer; (F) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or
     (G) any decline in either the Dow Jones Industrial Average, the S&P 500 Composite Index or the S&P Utilities Index by an amount in excess of 10% measured from the close of business on May 10, 1999; or

          (5) any change shall occur or be threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

          (6) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that
     (A) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Commission on May 10, 1999) or (B) any such person or group that on or prior to May 10, 1999 had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares; or

          (7) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of its Shares.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 6, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule l3e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the

Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company currently intends to make any such public announcement by issuing a press release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (1) the Company (A) increases or decreases the price to be paid for Shares, (B) increases or decreases the Dealer Manager's fee, (C) increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or (D) decreases the number of Shares being sought, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 7, then in each case the Offer will be extended until the expiration of such period of ten business days.

8.  PRICE RANGE OF SHARES AND SHARES OF CLASS A COMMON STOCK; DIVIDENDS.

     Shares. The Shares are listed and traded on the NYSE under the symbol "CIV." The following table sets forth, for the periods indicated, the high and low closing sales prices per Share on the NYSE Composite Tape as compiled from published financial sources and the cash dividends paid per Share in each such fiscal quarter:

                                                              HIGH    LOW    DIVIDENDS
                                                              ----    ---    ---------
1997(1)
  First Quarter.............................................  $20 3/8   $18 3/8   $.385
  Second Quarter............................................   19 3/8    16 7/8    .385
  Third Quarter.............................................   19        17 3/16   .385
  Fourth Quarter............................................   23 7/16   18 9/16   .385
1998(2)
  First Quarter.............................................  $22 3/4   $20 7/8   $.385
  Second Quarter............................................   22 9/16   19 7/8    .385
  Third Quarter.............................................   23 1/4    19 11/16  .385
  Fourth Quarter............................................   24 1/2    21 7/8    .385
1999
  First Quarter.............................................  $24 3/8   $19 3/8   $.385
  Second Quarter (through May 10, 1999).....................   24 3/16   19 3/8      --

---------------
(1) The stock prices for 1997 are for DPL.

(2) The stock prices for January and February 1998 are for DPL, and for March 1998 through May 1999 are for the Company.

     The closing per Share sales price as reported on the NYSE Composite Tape on May 10, 1999, the last full trading day before the announcement of the Offer, was $23 5/16. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

     Class A Common Stock. The shares of Class A Common Stock are listed and traded on the NYSE under the symbol "CIV.A." The following table sets forth, for the periods indicated, the high and low closing sales prices per share on the NYSE Composite Tape as compiled from published financial sources and the cash dividends paid per share in each such fiscal quarter:

                                                   HIGH      LOW      DIVIDENDS
                                                   ----      ---      ---------
1998(1)
  First Quarter.................................  $34 1/2   $29 9/16   $.80
  Second Quarter................................   36 7/8    31 11/16   .80
  Third Quarter.................................   37 3/8    34         .80
  Fourth Quarter................................   39 7/8    35 3/8     .80
1999
  First Quarter.................................  $40       $34 7/8    $.80
  Second Quarter (through May 10, 1999).........   36 15/16  34 9/16     --

---------------
(1) The Class A Common Stock began trading on March 3, 1998.

     The closing per share sales price for the Class A Common Stock as reported on the NYSE Composite Tape on May 10, 1999, the last full trading day before the announcement of the Offer, was $34 7/8. As a result of the Offer, holders of shares of Class A Common Stock may elect, in accordance with the terms of the Restated Certificate, to convert each share of Class A Common Stock into 1.59997 Shares and tender such Shares pursuant to the Offer; provided, however, that any such election and conversion will be effective only with respect to such Shares as are actually accepted for purchase by the Company pursuant to the Offer. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE CLASS A COMMON STOCK.

     Rights. On April 23, 1998, the Board of Directors of the Company adopted the Rights Agreement, pursuant to which the Rights and the Class A Rights were distributed to stockholders of record at the close of business on May 11, 1998, on the basis of one Right for each Share held and one Class A Right for each share of Class A Common Stock held. In general, the Rights and the Class A Rights become exercisable or transferable only upon the occurrence of certain events relating to the acquisition by any person or group of beneficial ownership of 15% or more of the aggregate voting power represented by the Company's outstanding securities or the commencement of a tender offer to acquire such beneficial ownership. Once exercisable, each Right entitles its holder to purchase from the Company 1/100th of one share of Series 1 Junior Preferred Stock at a purchase price of $65 per share, subject to adjustment, and each Class A Right entitles its holder to purchase from the Company 1/100th of one share of Series 2 Junior Preferred Stock at a purchase price of $65 per share, subject to adjustment. The Rights and the Class A Rights expire on April 23, 2008, and, subject to certain conditions, may be redeemed by the Board of Directors at any time at a price of $.01 per Right or Class A Right. The Rights and the Class A Rights are not currently exercisable and trade together with the Shares or shares of Class A Common Stock associated therewith. Absent circumstances causing the Rights to become exercisable or separately tradable prior to the Expiration Date, the tender of any Shares pursuant to the Offer will include the tender of the associated Rights. No separate consideration will be paid for such Rights. Upon the purchase of Shares by the Company pursuant to the Offer, the sellers of the Shares so purchased will no longer own the Rights associated with such Shares.

     Although the Company is not offering to purchase shares of Class A Common Stock, as a result of the Offer, holders of Class A Common Stock may elect, in accordance with the terms of the Restated Certificate of the Company, to convert each share of Class A Common Stock into 1.59997 Shares and to tender such Shares pursuant to the Offer; provided, however, that any such election and conversion will be effective only with respect to such Shares as are actually accepted for purchase by the Company pursuant to the Offer. Pursuant to the Rights Agreement, if shares of Class A Common Stock are converted to Shares in connection with the

Offer, each Class A Right associated with a share of Class A Common Stock so converted will be converted to 1.59997 Rights, and the tender of Shares issuable upon conversion of such shares of Class A Common Stock will include the tender of associated Rights issuable upon conversion of such Class A Rights.

     The foregoing description of the Rights and Class A Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been included as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on April 23, 1998. Such Form 8-K and the exhibit thereto may be obtained from the Commission in the manner provided in Section 11.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     As of May 10, 1999, there were 100,589,287 Shares outstanding, 10,496,783 Shares issuable upon conversion of all outstanding shares of Class A Common Stock and 1,559,950 Shares issuable upon the exercise of all outstanding Options. The 14,000,000 Shares that the Company is offering to purchase represent approximately 13.9% of the Shares outstanding as of such date as of such date (or 12.4% of such Shares assuming the conversion of all shares of Class A Common Stock and the exercise of all outstanding Options, in each case, as of the date hereof). As of May 10, 1999, the Company's directors and executive officers as a group (19 persons) beneficially owned less than 1% of the outstanding Shares on such date. Each of the Company's directors and executive officers has advised the Company that he or she does not intend to tender any Shares pursuant to the Offer. If the Company purchases 14,000,000 Shares pursuant to the Offer and no director or executive officer tenders Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own less than 1% of the outstanding Shares immediately after the Offer.

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company (of which the Company believes there are none) nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of such directors or executive officers, has effected any transactions involving the Shares or shares of Class A Common Stock during the 40 business days prior to May 11, 1999, other than transactions in Shares for the accounts of directors and executive officers pursuant to ConectivDirect(TM), the Company's dividend reinvestment and direct stock purchase plan. The Company expects that ConectivDirect(TM) will, in accordance with the terms of such plan, elections in effect and present patterns of contribution, continue to purchase Shares prior to the expiration of the Offer.

     Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company (of which the Company believes there are none) nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 14,000,000 Shares pursuant to the Offer at the maximum specified purchase price of $25.50 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $360 million. The Company anticipates that substantially all of the funds necessary to pay such amounts will be financed with (A) net proceeds from the issuance and sale (the "Note Offering") of up to $250 million aggregate principal amount of medium term notes of the Company (the "Notes") and (B) borrowings under the (i) Credit Agreement (Five Year), dated as of February 4, 1998 (the "Long-Term Agreement"), among the Company, the lenders party thereto, Canadian Imperial Bank of Commerce, New York Agency, as syndication agent, First Union National Bank ("FUNB"), as documentation agent, and The First National Bank of Chicago ("FNBC"), as administrative agent, and
(ii) Credit Agreement (364-Day), dated as of February 19, 1999 (the "Short-Term Agreement"), among the

Company, the lenders party thereto, FUNB, as syndication agent, NationsBank, N.A., as documentation agent, and FNBC, as administrative agent (together, the "Credit Agreements").

     The Notes will be issued under an Indenture from the Company to First Union Trust Company, National Association, as Trustee. The Company has initially designated First Union Trust Company, National Association as its paying agent and security registrar for the Notes. Each Note will mature on a date from nine months to 15 years from its date of issue. The Notes may also be subject to redemption at the Company's option prior to their stated maturity date. Interest on each Note will accrue from its date of issuance. Except as described in the Company's Prospectus Supplement, dated May 11, 1999 or as otherwise specified in the pricing supplement applicable to such Notes, interest on the Notes will be payable semiannually, in arrears, on May 1 and December 1 of each year and at maturity. The Notes will bear interest at a rate to be determined on the date of issue of such Notes by the proper officers of the Company, as authorized by resolution of the Board of Directors, which rate will not exceed 300 basis points above that of U.S. Treasury securities of comparable maturities. Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. The Company may offer Notes with different variable terms to different investors concurrently or may change interest rates and other terms of Notes from time to time, however, no change will affect any Note previously issued or for which an offer to purchase has been accepted. The Notes will be issued in fully registered form only in denominations of $1,000 and any larger amount that is an integral multiple of $1,000. The net proceeds of the Note Offering will be used to repay outstanding principal under the Credit Agreements. A copy of the form of indenture governing the Notes to be issued in the Note Offering has been filed with the Commission as an exhibit to the Company's Registration Statement on Form S-3 filed with the Commission on May 11, 1999.

     Pursuant to the Long-Term Agreement and the Short-Term Agreement, which mature in February 2003 and February 2000, respectively, unless extended pursuant to the terms thereof, the Company may borrow, on an unsecured basis, up to an aggregate of $800 million under the revolving credit facilities provided for therein. Outstanding principal under the Credit Agreements bears interest at either (1) the ABR Rate (defined as the higher of the weighted average of the then-current overnight federal funds rate plus 1/2% per annum, or the average of the corporate base or prime rates announced by certain lenders under the Credit Agreements), (2) the C/D Rate (defined as the average rate bid by lenders under the Credit Agreements on the first day of the applicable interest period, over 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirement for a depositary institution, plus the annual assessment rate then in effect which is payable by members of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation ("FDIC") to the FDIC for the FDIC's insuring time deposits), or (3) the Eurodollar Rate (defined as the Telerate Service rate determined two business days prior to the beginning of the applicable interest period, over 1.00 minus the aggregate of the rates of reserve requirements in effect on such day dealing with reserve requirements prescribed for eurocurrency funding maintained by member banks of that system), as the case may be, plus an applicable margin based on the lowest rating of either ACE's or DPL's senior, long-term, secured, non credit-enhanced debt, as rated by Moody's Investment Services, Inc. or Standard & Poor's Corporation. The Credit Agreements include representations and warranties, covenants, events of default and other terms that are customary in such agreements. Copies of the Credit Agreements have been filed with the Commission as exhibits to the Company's Quarterly Report on Form 10-Q filed with the Commission on May 10, 1999.

     The Company expects to repay this additional indebtedness with a combination of funds generated by its operations, the proceeds of asset dispositions and increased cash flows resulting from the dividend reduction.

11.  CERTAIN INFORMATION ABOUT THE COMPANY.

     General. On March 1, 1998, the Company became a holding company after a series of merger transactions among DPL, Atlantic Energy, Inc. ("Atlantic"), the Company and DS Sub, Inc. (the "Merger"). As a result of the Merger, Atlantic ceased to exist and DPL, ACE and the non-utility subsidiaries formerly held separately by DPL and Atlantic became wholly owned subsidiaries of the Company. DPL and ACE are regulated public utilities which supply and deliver electricity to their customers; DPL also supplies and delivers natural gas to its customers. DPL and ACE hold the franchises necessary to provide regulated utility services in their service territories.

     The Company is a registered holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). PUHCA imposes certain restrictions on the operations of registered holding companies and their subsidiaries. Pursuant to PUHCA regulations, the Company formed a subsidiary service company, Conectiv Resource Partners, Inc. ("CRP"). CRP provides a variety of support services to the Company's subsidiaries, and its employees are primarily former DPL and ACE employees. The costs of CRP are directly assigned, distributed and allocated to the Company's subsidiaries using CRP's services, including DPL and ACE.

     The principal executive office of the Company is located at 800 King Street, P.O. Box 231, Wilmington, Delaware 19899.

     Summary Historical Consolidated Financial Information. The following table sets forth summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information for fiscal years 1997 and 1998 has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated herein by reference. The historical financial information for the three-month periods ended March 31, 1999 and 1998 and as of March 31, 1999 and March 31, 1998 has been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of the Company as reported in the Company's Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 1999 and March 31, 1998, respectively, which are incorporated herein by reference. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited financial statements and the related notes thereto from which it has been derived. Copies of reports filed by the Company may be inspected or obtained from the Commission in the manner specified in "-- Additional Information" below.

                           CONECTIV AND SUBSIDIARIES

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED               YEAR ENDED
                                                   ----------------------    ----------------------------
                                                   MARCH 31,    MARCH 31,    DECEMBER 31,    DECEMBER 31,
                                                     1999         1998           1998            1997
                                                   ---------    ---------    ------------    ------------
                                                        (UNAUDITED)
Income Statement Data(1)
  Operating Revenue..............................  $946,585     $503,591      $3,071,606      $1,415,367
  Operating Income(2)............................  $102,538     $ 22,163      $  386,915      $  226,294
  Extraordinary Items (net of taxes).............        --           --              --              --
  Net income (loss)(2)(3)........................  $ 48,695     $ (3,978)     $  153,201      $  101,218
  Earnings (loss) per share of Common Stock:
     Income (loss) before extraordinary
       items(2)(3)...............................  $   0.47     $  (0.06)     $     1.50      $     1.66
     Net income (loss)(2)(3).....................  $   0.47     $  (0.06)     $     1.50      $     1.66
     Net income on a fully diluted basis
       (loss)(2)(3)..............................  $   0.47     $  (0.06)     $     1.50      $     1.66
  Average number of Shares outstanding...........   100,532       74,684          94,338          61,122
  Ratio of earnings to fixed charges(4)..........      2.71(a)      2.10(b)         2.38            2.63

---------------
(a) For the twelve months ended March 31, 1999.

(b) For the twelve months ended March 31, 1998.

                                                                           AT
                                                --------------------------------------------------------
                                                MARCH 31,     MARCH 31,     DECEMBER 31,    DECEMBER 31,
                                                   1999          1998           1998            1997
                                                ----------    ----------    ------------    ------------
                                                      (UNAUDITED)
Balance Sheet Data(1)
  Working capital.............................  $ (393,573)   $ (169,326)    $ (357,919)     $    6,477
  Total assets................................  $6,134,583    $5,857,027     $6,087,674      $3,015,481
  Total assets less goodwill..................  $5,732,665    $5,513,084     $5,684,838      $2,922,879
  Total indebtedness..........................  $2,326,830    $2,194,971     $2,328,545      $1,111,744
  Common stockholders' equity.................  $1,848,210    $1,830,116     $1,843,161      $  954,496
  Book value per common share(5)..............  $    17.25    $    17.02     $    17.21      $    15.59

                           CONECTIV AND SUBSIDIARIES

                    NOTES TO SUMMARY HISTORICAL CONSOLIDATED
                             FINANCIAL INFORMATION

(1) The Merger was accounted for under the purchase method of accounting, with DPL as the acquirer. Based on the Merger date of March 1, 1998, the Income Statement Data included in the Summary Historical Consolidated Financial Information for the year ended December 31, 1998 and for the three months ended March 31, 1998, include ten months and one month, respectively, of results of operations for ACE and the non-utility subsidiaries formerly owned by Atlantic Energy, Inc. The 1997 Income Statement Data included in the Summary Historical Consolidated Financial Information includes DPL and its subsidiaries during 1997. The Balance Sheet Data included in the Summary Historical Consolidated Financial Information as of March 31, 1999, March 31, 1998 and December 31, 1998 include DPL, ACE and the pre-Merger subsidiaries of DPL and Atlantic Energy, Inc. The Balance Sheet Data included in the Summary Historical Consolidated Financial Information as of December 31, 1997 include DPL and the pre-Merger subsidiaries of DPL.

(2) For the twelve months ended December 31, 1998, DPL's employee separation and other Merger-related costs decreased operating income, net income and earnings per common share by $27.7 million, $16.8 million and $0.18, respectively. For the three months ended March 31, 1998, DPL's employee separation and other Merger-related costs decreased operating income, net income and earnings per common share by $40.6 million, $24.6 million and $0.33, respectively. Employee separation, relocation and other Merger-related costs for Atlantic Energy, Inc. and its former subsidiaries were capitalized as costs of the Merger.

(3) In 1997, a subsidiary of DPL realized a gain on the sale of a landfill and a waste-hauling company, which increased net income and earnings per common share by $13.7 million and $0.22, respectively.

(4) The Ratios of Earnings to Fixed Charges have been computed in accordance with the method prescribed by the Commission. Under the Commission method, earnings, including Allowance For Funds Used During Construction, have been computed by adding income taxes and fixed charges to net income. Fixed charges include gross interest expense, the estimated interest component of rentals, and preferred stock dividend requirements of subsidiaries. Preferred stock dividend requirements for purposes of computing the ratio have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.

(5) Book value per common share as of March 31, 1999, March 31, 1998, December 31, 1998 and December 31, 1997 was computed by dividing total common stockholders' equity by the number of common shares outstanding on those respective dates, including the number of Shares, the number of shares of Class A Common Stock and, with respect to periods prior to March 1, 1998, the number of shares of DPL common stock.

     Summary Unaudited Consolidated Pro Forma Financial Statements. The following summary unaudited consolidated pro forma financial statements give effect to the purchase of Shares pursuant to the Offer, including the related incurrence of indebtedness, and the reduction in the dividend on the Shares, based on certain assumptions described below and in the related Notes below. The Summary Unaudited Consolidated Pro Forma Balance Sheets give effect to the purchase of Shares pursuant to the Offer, including the related incurrence of indebtedness, as though such events occurred as of the respective dates of such balance sheets. The Summary Unaudited Consolidated Pro Forma Statements of Income for the three-month period ended March 31, 1999 and for the year ended December 31, 1998 give effect to the purchase of Shares pursuant to the Offer, including the related incurrence of indebtedness, and the reduction in the dividend on the Shares as though such events occurred on January 1, 1999 and March 1, 1998, respectively. The summary unaudited consolidated pro forma financial statements should be read in conjunction with the Summary Historical Consolidated Financial Information included herein and the historical consolidated financial information incorporated by reference herein and does not purport to be indicative of the operating results that would actually have been obtained, or operating results that may be obtained in the future, or the financial position that would have resulted had the purchase of the Shares pursuant to the Offer, including the related incurrence of indebtedness, and the reduction in the dividend on the Shares been completed at the dates indicated.

     The pro forma adjustments assume the following:

     (A) The issuance by the Company of $357.0 million of debt at an average interest rate of 7%, including (a) $250 million of Notes having an average life of 5 years, and (b) $107.0 million of commercial paper; and the payment by the Company of $1.7 million in fees and expenses relating to the issuance of the Notes.

     (B) The realization of an income tax benefit resulting from interest expense on the debt and amortization of debt issuance expenses, based on an effective income tax rate of 40.85%.

     (C) The use by the Company of proceeds from the debt issuance to purchase 14,000,000 Shares at $25 1/2 per Share in the Offer, including Shares purchased as the result of the conversion of shares of Class A Common Stock; and the payment by the Company of $3.0 million of related Offer expenses.

     (D) The payment of dividends on Shares at $0.22 per Share per quarter, or $0.88 per Share per year.

     (E) A decrease in the number of outstanding shares of Class A Common Stock due to the conversion of shares of Class A Common Stock to Shares and purchase of Shares by the Company in the Offer, assuming each share of Class A Common Stock was converted to 1.59997 Shares. A reduction in the Class A Common Stock's percentage of earnings from the Atlantic Utility Group that exceed $40 million per year from 30% to 27.2% for the three months ended March 31, 1999 and 27.3% for the twelve months ended December 31, 1998.

     (F) The number of Shares purchased from holders of Class A Common Stock who elect to convert shares of Class A Common Stock to Shares was assumed to be equal to the quotient of (a) the number of shares of Class A Common Stock outstanding multiplied by the Class A Common Stock conversion ratio, divided by (b) (i) the number of Shares outstanding as of the date Shares are assumed to be purchased under the Offer, and
         (ii) the number of shares of Class A Common Stock outstanding multiplied by the Class A Common Stock conversion ratio, multiplied by
         (c) the 14,000,000 Shares purchased in the Offer. The balance of the 14,000,000 Shares purchased is assumed to be from holders of Shares other than the Shares attributed to the conversion of Class A Common Stock.

                           CONECTIV AND SUBSIDIARIES

            SUMMARY UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEETS
                              AS OF MARCH 31, 1999
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                            ----------    -----------      ----------
ASSETS
Current assets............................................  $  765,956     $ (4,700)(1)    $  761,256
Investments...............................................     405,653           --           405,653
Property, plant and equipment.............................   4,475,390           --         4,475,390
Deferred charges and other assets.........................     487,584        1,700(2)        489,284
                                                            ----------     --------        ----------
Total assets..............................................  $6,134,583     $ (3,000)       $6,131,583
                                                            ==========     ========        ==========

CAPITALIZATION AND LIABILITIES
Current liabilities.......................................  $1,159,529     $107,000(3)     $1,266,529
Deferred credits and other liabilities....................   1,141,330           --         1,141,330
Capitalization............................................                                         --
  Common stockholders' equity.............................   1,848,210     (360,000)(4)     1,488,210
  Preferred stock of subsidiaries.........................     284,883           --           284,883
  Long-term debt..........................................   1,700,631      250,000(5)      1,950,631
                                                            ----------     --------        ----------
                                                             3,833,724     (110,000)        3,723,724
                                                            ----------     --------        ----------
Total capitalization and liabilities......................  $6,134,583     $ (3,000)       $6,131,583
                                                            ==========     ========        ==========
Common shares outstanding (000)
  Shares..................................................     100,589      (12,677)(6)        87,912
  Class A common stock....................................       6,561         (827)(7)         5,734
Book value per common share...............................  $    17.25             (8)     $    15.89

   The Notes to Summary Unaudited Consolidated Pro Forma Financial Statements
                    are an integral part of this statement.

                           CONECTIV AND SUBSIDIARIES

         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
                FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1999
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS         PRO FORMA
                                                            ----------    -----------         ---------
Operating revenues........................................   $946,585                         $946,585
Operating expenses........................................    844,047                          844,047
                                                             --------                         --------
Operating income..........................................    102,538                          102,538
                                                             --------                         --------
Other income..............................................     23,113                           23,113
                                                             --------                         --------
Interest expense..........................................     38,694         6,333(9)          45,027
                                                             --------      --------           --------
Preferred stock dividend requirements of subsidiaries.....      4,948                            4,948
                                                             --------                         --------
Income before income taxes................................     82,009        (6,333)            75,676
                                                             --------      --------           --------
Income taxes..............................................     33,314        (2,587)(10)        30,727
                                                             --------      --------           --------
Net income................................................   $ 48,695      $ (3,746)          $ 44,949
                                                             ========      ========           ========
Earnings applicable to common stock
  Shares..................................................   $ 47,358      $ (3,621)(11)      $ 43,737
  Class A common stock....................................      1,337          (125)(11)(b)      1,212
                                                             --------      --------           --------
                                                             $ 48,695      $ (3,746)          $ 44,949
                                                             ========      ========           ========
Average shares outstanding (000)
  Shares..................................................    100,532       (12,677)(12)        87,855
                                                             --------      --------           --------
  Class A common stock....................................      6,561          (827)(13)         5,734
                                                             --------      --------           --------
Earnings per average share -- basic and diluted
  Shares..................................................   $   0.47      $   0.03(14)       $   0.50
                                                             --------      --------           --------
  Class A common stock....................................   $   0.20      $   0.01(14)       $   0.21
                                                             --------      --------           --------
Dividends declared per share
  Shares..................................................   $  0.385      $ (0.165)(15)      $   0.22
                                                             --------      --------           --------
  Class A common stock....................................   $   0.80      $     --           $   0.80
                                                             --------      --------           --------
Ratio of earnings to fixed charges(a).....................       2.71              (16)           2.40

---------------
(a) For the twelve months ended March 31, 1999.

   The Notes to Summary Unaudited Consolidated Pro Forma Financial Statements
                    are an integral part of this statement.

                           CONECTIV AND SUBSIDIARIES

            SUMMARY UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEETS
                            AS OF DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                            ----------    -----------      ----------
ASSETS
Current assets............................................  $  723,872     $ (4,700)(1)    $  719,172
Investments...............................................     387,678            --          387,678
Property, plant and equipment.............................   4,480,387            --        4,480,387
Deferred charges and other assets.........................     495,737         1,700(2)       497,437
                                                            ----------     ---------       ----------
Total assets..............................................  $6,087,674     $ (3,000)       $6,084,674
                                                            ==========     =========       ==========

CAPITALIZATION AND LIABILITIES
Current liabilities.......................................  $1,081,791     $ 107,000(3)    $1,188,791
Deferred credits and other liabilities....................   1,131,277            --        1,131,277
Capitalization
  Common stockholders' equity.............................   1,843,161      (360,000)(4)    1,483,161
  Preferred stock of subsidiaries.........................     284,883            --          284,883
  Long-term debt..........................................   1,746,562       250,000(5)     1,996,562
                                                            ----------     ---------       ----------
                                                             3,874,606      (110,000)       3,764,606
                                                            ----------     ---------       ----------
Total capitalization and liabilities......................  $6,087,674     $  (3,000)      $6,084,674
                                                            ==========     =========       ==========
Common shares outstanding (000)
  Shares..................................................     100,517       (12,682)(6)       87,835
  Class A common stock....................................       6,561          (824)(7)        5,737
Book value per common share...............................  $    17.21            --(8)    $    15.85

   The Notes to Summary Unaudited Consolidated Pro Forma Financial Statements
                    are an integral part of this statement.

                           CONECTIV AND SUBSIDIARIES

         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                                   PRO FORMA
                                                    HISTORICAL    ADJUSTMENTS              PRO FORMA
                                                    ----------    -----------              ----------
Operating revenues................................  $3,071,606                             $3,071,606
Operating expenses................................   2,684,691                              2,684,691
                                                    ----------                             ----------
Operating income..................................     386,915                                386,915
                                                    ----------                             ----------
Other income......................................      36,860                                 36,860
                                                    ----------                             ----------
Interest expense..................................     149,431     $ 21,108(17)               170,539
                                                    ----------     --------                ----------
Preferred stock dividend requirements of
  subsidiaries....................................      15,326                                 15,326
                                                    ----------                             ----------
Income before income taxes........................     259,018      (21,108)                  237,910
                                                    ----------     --------                ----------
Income taxes......................................     105,817       (8,623)(10)               97,194
                                                    ----------     --------                ----------
Net income........................................  $  153,201     $(12,485)               $  140,716
                                                    ==========     ========                ==========
Earnings applicable to common stock
  Shares..........................................  $  141,292     $(11,413)(18)           $  129,879
  Class A common stock............................      11,909       (1,072)(18)(b)            10,837
                                                    ----------     --------                ----------
                                                    $  153,201     $(12,485)               $  140,716
                                                    ==========     ========                ==========
Average shares outstanding (000)
  Shares..........................................      94,338      (10,568)(12)               83,770
                                                    ----------     --------                ----------
  Class A common stock............................       6,561         (824)(13)                5,737
                                                    ----------     --------                ----------
Earnings per average share-basic and diluted
  Shares..........................................  $     1.50     $   0.05(14)            $     1.55
                                                    ----------     --------                ----------
  Class A common stock............................  $     1.82     $   0.07(14)            $     1.89
                                                    ----------     --------                ----------
Dividends declared per share
  Shares..........................................  $     1.54     $  (0.66)(15)           $     0.88
                                                    ----------     --------                ----------
  Class A common stock............................  $     3.20     $     --                $     3.20
                                                    ----------     --------                ----------
Ratio of earnings to fixed charges................        2.38             (16)                  2.09

 The Notes to Summary Unaudited Consolidated Pro Forma Financial Statements are
                      an integral part of this statement.

     NOTES TO SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) Represents the effects on cash of the following:
     (a) Proceeds from issuance of debt: $250 million of Notes and $107
         million of commercial paper.                                                    $ 357,000
     (b) Debt issuance costs paid.                                                          (1,700)
     (c) 14,000,000 Shares redeemed at $25 1/2 per Share.                                 (357,000)
     (d) Represents assumed costs of Offer.                                                 (3,000)
                                                                                         ---------
                                                                                         $  (4,700)
                                                                                         =========
(2) Represents assumed costs of issuing $250 million of Notes with a five-year average life.
(3) Represents assumed amount of funds used to purchase
    Shares which are raised from issuing commercial paper.
(4) (a) 14,000,000 Shares are assumed to be repurchased at $25 1/2 per
        Share.                                                                           $(357,000)
     (b) Represents assumed costs of Offer.                                                 (3,000)
                                                                                         ---------
                                                                                         $(360,000)
                                                                                         =========
(5) Represents the assumed amount of funds used to purchase Shares which are raised from issuing Notes with a five-year average life.
(6) Represents the assumed purchase of Shares excluding the Shares purchased due to the conversion of Class A Common Stock.
(7) Represents the assumed number of shares of Class A Common Stock which are converted to Shares.
(8) The book value per common share is equal to total common stockholders' equity divided by the number of total Shares and shares of Class A Common Stock outstanding.
(9) (a) Quarterly interest expense on $357 million of 7.0% debt issued
        on January 1, 1999.                                                              $   6,248
    (b) Quarterly amortization of the assumed debt issuance costs of
        $1.7 million amortized over the five-year average life of the
        Notes.                                                                                  85
                                                                                         ---------
                                                                                         $   6,333
                                                                                         =========
(10) Income tax benefit of debt interest expense and amortization of debt issuance expenses based on an effective income tax rate of
     40.85%.
(11) (a) Represents the pro forma effect on net income of the debt
         issuance.                                                                       $  (3,746)
      (b) Represents assumed increase in earnings available for Shares,
          (and decrease in earnings available for Class A Common Stock)
          due to the decrease in percentage allocable to shares of
          Class A Common Stock of earnings from the Atlantic Utility
          Group in excess of $40 million per year from 30% to 27.2%,
          due to fewer shares of Class A Common Stock outstanding.                             125
                                                                                         ---------
                                                                                         $  (3,621)
                                                                                         =========
(12) Represents the decrease in the number of average Shares outstanding due to the purchase of Shares in the Offer other than
     Shares attributed to conversion of Class A Common Stock.
(13) Represents the decrease in the number of average shares of Class A
     Common Stock outstanding due to the shares of Class A Common Stock which are converted to Shares in the Offer.
(14) Pro forma earnings per average share were computed based on pro forma earnings and pro forma average shares outstanding.
(15) The quarterly dividend rate is assumed to decrease from $0.385 per
     Share to $0.22 per Share. The annual dividend rate is assumed to decrease from $1.54 per Share to $0.88 per Share.

(16) The pro forma ratio of earnings to fixed charges is based on the historical ratio of earnings to fixed charges adjusted for the pro forma increase in annual interest expense. See Note 4 to the
     Summary Historical Consolidated Financial Information for
     information concerning the computation of the historical ratio of earnings to fixed charges.
(17) (a) Ten-twelfths of annual interest expense on $357 million of
         7.0% debt assumed to have been issued on March 1, 1998, the
         Merger date.                                                                    $  20,825
      (b) Ten-twelfths of annual amortization of the assumed debt issuance costs of $1.7 million amortized over the five-year
          average life of the debt.                                                            283
                                                                                         ---------
                                                                                         $  21,108
                                                                                         =========
(18) (a) Represents the pro forma effect on net income of the debt
         issuance.                                                                       $ (12,485)
      (b) Represents assumed increase in earnings available for Shares
          (and decrease in earnings available for Class A Common Stock)
          due to the decrease in percentage allocable to shares of
          Class A Common Stock of earnings from the Atlantic Utility
          Group in excess of $40 million per year from 30% to 27.3%,
          due to fewer shares of Class A Common Stock outstanding.                           1,072
                                                                                         ---------
                                                                                         $ (11,413)
                                                                                         =========

     Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, statements and other information with the Commission relating to its business, financial condition and other matters. The Company also has filed an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") with the Commission, which includes certain additional information relating to the Offer. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. The Schedule 13E-4 will not be available at the Commission's Regional Offices. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov that contains reports, statements and other information regarding registrants that file electronically with the Commission. Such reports, statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders of Shares. In addition, the Company's purchase of Shares issuable upon conversion of shares of Class A Common Stock will reduce the number of shares of Class A Common Stock that might otherwise trade publicly and is likely to reduce the number of stockholders of Class A Common Stock. Nonetheless, the Company believes that there will still be a sufficient number of Shares and shares of Class A Common Stock outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares and shares of Class A Common Stock. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares (including Shares issuable upon conversion of shares of Class A Common Stock) pursuant to the Offer will cause its remaining Shares or shares of Class A Common Stock to be delisted from the NYSE.

     The Shares and shares of Class A Common Stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares (including Shares issuable upon conversion of shares of Class A Common Stock) pursuant to the Offer, the Shares and shares of Class A Common Stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares and shares of Class A Common Stock are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares (including Shares issuable upon conversion of shares of Class A Common Stock) pursuant to the Offer will not result in the Shares or shares of Class A Common Stock becoming eligible for deregistration under the Exchange Act.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business.

The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes certain United States federal income tax consequences of the Offer to stockholders that exchange Shares (including Shares issuable upon conversion of shares of Class A Common Stock) for cash pursuant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of Shares that is (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity (other than an estate or a trust) created or organized in or under the laws of the United States, any state or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(4) a trust (A) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. This discussion does not address the tax consequences to foreign stockholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. Foreign stockholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. The summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

     United States Holders Who Receive Cash Pursuant to the Offer. An exchange of Shares (including Shares issuable upon conversion of shares of Class A Common Stock) or a sale of a fractional share of Class A Common Stock for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. In general an exchanging United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

     Under Section 302 of the Code, a United States Holder whose Shares are exchanged for cash pursuant to the Exchange will be treated as having sold such holder's Shares, and thus will recognize gain or loss if the exchange (1) results in a "complete termination" of such holder's equity interest in the Company, (2) is "substantially disproportionate" with respect to such holder or
(3) is "not essentially equivalent to a dividend" with respect to the holder, each as discussed below. In applying these tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

     If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

     A United States Holder that exchanges all Shares actually or constructively owned by such holder for cash pursuant to the Offer will be treated as having completely terminated such holder's equity interest in the Company.

     An exchange of Shares for cash will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange.

     A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

     If a United States Holder is treated as having sold such holder's Shares under the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss. In the case of a United States Holder that is an individual, estate or trust, the maximum tax rate for such gain generally will be lower if the United States Holder's holding period exceeds one year. Limitations apply to the deductibility of capital losses by corporate and non-corporate United States Holders.

     If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of cash received by such holder in exchange for such holder's Shares will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder may be (1) eligible for a dividends-received deduction (subject to applicable limitations) and (2) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

     The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

     If a United States Holder receives cash in lieu of a fractional share of Class A Common Stock, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the fractional share exchanged therefore. Any such gain or loss will be capital gain or loss. In the case of a United States Holder that is an individual, estate or trust, the maximum tax rate for such gain generally will be lower if the United States Holder's holding period exceeds one year. Limitations apply to the deductibility of capital losses by corporate and non-corporate United States Holders.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign stockholders and backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.  FEES AND EXPENSES.

     The Company has retained The Blackstone Group L.P. ("Blackstone") to act as the Dealer Manager in connection with the Offer. Blackstone will receive, for its services as Dealer Manager, a fee of $0.075 for each Share purchased by the Company pursuant to the Offer and an advisory fee of $400,000. The Company also has agreed to reimburse Blackstone for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable attorneys' fees, and to indemnify Blackstone against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Blackstone may render various investment banking and other advisory services to the Company in the future.

     The Company also has retained D.F. King & Co., Inc. as Information Agent and The Bank of New York as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager and Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

16.  MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a broker or dealer that is registered in such jurisdictions and, subject to the availability of an exclusion from the broker or dealer definition or an exemption from broker or dealer registration, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission the Schedule 13E-4, which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

May 11, 1999                                           CONECTIV

                                                                      SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company (of which the Company believes there are none) nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates or subsidiaries of such directors or executive officers, has effected any transactions in the Shares or shares of Class A Common Stock during the 40 business days prior to May 11, 1999, other than transactions in Shares for the accounts of directors and executive officers pursuant to ConectivDirect(TM), the Company's dividend reinvestment and direct stock purchase plan. The Company expects that ConectivDirect(TM) will, in accordance with the terms of such plan, elections in effect and present patterns of contribution, continue to purchase Shares prior to the expiration of the Offer.

     Manually signed copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:               By Facsimile Transmission       By Hand or Overnight Courier:
                                        (212) 815-6213
   Reorganization Services                                           Reorganization Services
          Department                  Confirm Facsimile                     Department
         P.O. Box 10                   Transmission by                  101 Barclay Street
Newark, New Jersey 07101-0010     Telephone: (212) 815-6173         Receive and Deliver Window
                                                                     New York, New York 10286

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005

                 BANKS AND BROKERS CALL COLLECT: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: (800) 207-3156

                      The Dealer Manager for the Offer is:
                               [Blackstone Logo]
                          345 Park Avenue, 31st Floor
                            New York, New York 10154
                           (800) 275-5008 (Toll Free)